UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

PACIFIC ENTERTAINMENT CORPORATION
(Exact name of registrant as specified in its charter)

California	20-4118216
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5820 Oberlin Drive, Ste 203, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Copies to:

Gretchen Cowen, Esq.
Law Offices of Gretchen Cowen, APC
6100 Innovation Way
Carlsbad, California 92009
(760) 931-0903

Registrant’s telephone number, including area code	(858) 450-2900

Securities to be registered under Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	n/a

Securities to be registered pursuant to Section 12(g) of the Act:
Common stock, no par value
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

You should consider the areas of risk described in connection with any forward-looking statements that may be made herein, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this registration statement in its entirety.  Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.  These forward-looking statements speak only as of the date of this registration statement, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

Forward Looking Statements

The statements contained in this document that are not purely historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Although we believe that the expectations reflected in such forward-looking statements, including those regarding future operations, are reasonable, we can give no assurance that such expectations will prove to be correct.  Forward-looking statements are not guarantees of future performance and they involve various risks and uncertainties.  Forward-looking statements contained in this document include statements regarding our proposed products, market opportunities and acceptance, expectations for revenues, cash flows and financial performance, and intentions for the future.  Such forward-looking statements are included under Item 1.  “Business” and Item 2.  “Financial Information - Management’s Discussion and Analysis of Financial Condition and Results of Operation.”  All forward-looking statements included in this document are made as of the date hereof, based on information available to us as of such date, and we assume no obligation to update any forward-looking statement.  It is important to note that such statements may not prove to be accurate and that our actual results and future events could differ materially from those anticipated in such statements.  Among the factors that could cause actual results to differ materially from our expectations are those described under Item 1.  “Business” and Item 2.  “Financial Information - Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section and other factors included elsewhere in this document.  You should assume that the information contained in this document is accurate as of the date of this Form 10 only.

Item 1.                Business.

General

Pacific Entertainment Corporation (“we”, “us”, “our” or the “Company”) was formed and commenced operations in January 2006.  The primary business focus of the Company is the development and production of family and children’s DVDs and CD music products under the “Baby Genius” and related brands, including “Kid Genius,” “Wee Worship,” “123 Favorite Music,” “Child Genius” and “Little Genius”.  We also have third party licensing agreements to develop musical products under other brands, such as “Guess How Much I Love You” and “The Snowman,” and, in July 2009, the Company entered into a licensing agreement with Precious Moments, Inc. (PMI) granting the Company non-exclusive rights to use its copyrights and trademarks in connection with the manufacture, distribution, sale, and advertising of music CD’s for children through 2012.  In addition, the Company signed an amendment in September 2009 to include licensing for six DVD’s created by PMI.  In early 2010, we signed an agreement with Precious Moments, Inc. (“PMI”) to market and distribute the “Precious Girl’s Club” DVD releases through the end of 2012.

In addition to the distribution of our core products, we have developed and will continue to develop multiple revenue streams which include worldwide licensing and merchandising opportunities for toys, books, shoes, socks, infant and toddler layette items, and other customer products that have been inspired by our brands or which we feel we can market and sell through our distribution channels.  The Company is committed to providing the very best in children’s education and developmental entertainment, as well as quality items based on our brand and licensed characters.

Our management team continues to evaluate new opportunities and revenue streams for the Company and, in 2010, we launched a line of classic movies and television programs, under the brand “Pacific Entertainment Presents”.  We also occasionally provide remainder sales services to entertainment studios and select retailers seeking to sell overstocked or discontinued merchandise such as DVD, CDs, electronic games and other merchandise, for which we receive commissions.

Of course, all of our products will need to be accepted by our target audience, the licensees and the retailers.

Distribution

The “Baby Genius,” “Kid Genius,” “Wee Worship,” “123 Favorite Music,” “Child Genius” and “Little Genius” brands were acquired by the Company in January 2006 when it assumed all of the rights and obligations of its Chief Executive Officer, Klaus Moeller, under an asset purchase agreement between Mr. Moeller and Genius Products, Inc. (“Genius Products”) for the purchase of all rights, copyrights and trademarks to the brands as well as all then existing DVD and CD releases under these titles, rights to original music, and DVD footage.  The purchase price of $3,000,000 for the assets was payable over a term of five years subject to two 4.5% full-recourse, secured promissory notes.  At the same time, the Company was required to execute an exclusive distribution agreement with Genius Products for a distribution fee equal to 20% of net sales until the full purchase price had been paid.

In 2008, the Company and Genius Products entered into certain settlement agreements for the early satisfaction of the notes through the extinguishment of all monetary obligations between the parties and the relinquishment of existing inventory to the Company, as well as for the early termination of the distribution agreement.  Since that time, these core products have been primarily self-distributed by the Company through direct relationships with our primary customers. However, we also continue to utilize a variety of third party distributors for U.S. and international sales of our core products.

In December 2007, we entered into a distribution agreement with Motta Internacional to act as the exclusive distributor of Baby Genius DVD & CD’s, as well as learning and developmental toys in duty free and domestic retail outlets in countries throughout Central and South America; and on a non-exclusive basis in Brazil. The agreement established Baby Genius DVDs and CDs, along with learning and developmental toys as new product categories for Motta. Motta Internacional is recognized throughout the industry as a founding pioneer of the duty-free retail marketplace as well as a premier distributor of high quality merchandise.  While the contract term has expired, and either party could terminate the distribution arrangement without notice, Motta Internacional continues to act as the distributor for Baby Genius products throughout the territory.

        Where we have licensed our brands for production of additional product lines, such as toys, books and clothing products, the products are primarily distributed by the licensee through the licensee’s marketing channels, although we may have opportunities for direct distribution through our website at www.babygenius.com.

We also have third party licensing agreements to develop musical products under other brands, such as “Guess How Much I Love You,” and receive revenue and pay a royalty for distributing those products through our distribution channels.

Because our distribution and license agreements with third parties often include exclusivity provisions with respect to particular products or territories, we experience some concentration of risk with respect to the distribution of both our core and licensed product lines.

Products

Our products consist primarily of family and children’s DVD and CD music products.  These products are manufactured and sold under brand names such as “Baby Genius”, “Kid Genius”, “Wee Worship”, “123 Favorite Music” and “Pacific Entertainment Presents”.  The Company released two new music products, “50 Classic Lullabies & Soothing Songs” and “Favorite Guitar and Piano Melodies” for pre-order in June 2010.  We released another new music title, “Best of Baby Genius” in January 2011.  We also began production of a new DVD based on the concept of shapes and colors, scheduled for release in 2011.  The entire library of Baby Genius DVD and CD music products includes both English and Spanish versions.

We also license our Baby Genius brand for various product lines including toys, books, games and puzzles, clothing and layette items, sippy cups, and early learning aids, as well as others, and receive royalties based on sales of these products.

On December 17, 2009, we signed an agreement with Battat Incorporated whereby our brand was licensed to Battat for development and launch of a line of 24 toys introduced through Walmart in August 2009. The license granted Battat an exclusive license for the marketing and distribution of a toy line based on the Baby Genius brand in the United States and Canada, and non-exclusive rights of distribution in other parts of the world.  This license was terminated according to the terms of the contract in December 2010 and we have granted Battat the right to continue to distribute the existing line of toys through late Spring 2011.

On January 11, 2011, the Company signed a license agreement with Jakks Pacific’s Tollytots® division for a new toy line to be distributed world-wide. As a result of the five-year agreement, Tollytots® will immediately begin development on a comprehensive line of musical and early learning toys, incorporating the music, characters and themes that have made the Baby Genius series of videos and music CDs so successful among children and parents around the world. The new toy line will cover a broad range of exclusive categories including learning and developmental toys, most plush toys, and musical toys, as well as several other non-exclusive categories.

We will continue to explore the potential for derivative products under the Baby Genius brand to expand brand awareness and sales.  For instance, we have created custom products using the Baby Genius brand for several book and music premiums, including Taco Bell and Gerber.

During June 2010, the Company launched a line of classic movies and television programs, “Pacific Entertainment Presents”.  Initially consisting of seven titles, each focusing on a specific genre such as Horror, Western, SciFi, Action, Mystery, War, and Gangster, an additional six titles were added in late 2010 expanding the line with the Super Hero’s collection as well as Family Favorites.

On September 20, 2010, the Company entered into a joint venture agreement between the Company and Dr. Shulamit Ritblatt to form Circle of Education, LLC (COE), a California limited liability company, for the purpose of creation and distribution of a curriculum to promote school readiness for children ages 0-5 years.  The Company obtained an initial voting and economic interest of seventy-five percent of the outstanding units of the newly formed company in exchange for the contribution of all intellectual property rights the Company had in the Circle of Education program. To date, COE continues to develop its product concept and has not introduced any products to market.

We have third party licensing agreements to develop musical products under other brands, such as “Guess How Much I Love You” and “The Snowman”. In July 2009, the Company entered into a licensing agreement with Precious Moments, Inc. (PMI) granting the Company non-exclusive rights to use its copyrights and trademarks in connection with the manufacture, distribution, sale, and advertising of music CD’s for children through 2012.  In addition, the Company signed an amendment in September 2009 to include licensing for six DVD’s created by PMI.  Through an exclusive licensing agreement with the San Diego Zoological Society, we created a series of Baby Genius DVD’s featuring footage from the San Diego Zoo and San Diego Wild Animal Park.  We will continue to investigate partnerships which may lead to valuable additions to our product lines.

Marketing

We market our products in a variety of ways, including through our website at www.babygenius.com.  The website was completely redesigned and packaged with new interactive features, and launched the Baby Genius Club in Spring 2009.  The club offers valuable ways for parents and caregivers to enrich their child’s Baby Genius experience with exclusive, members-only promotions, merchandise discounts, opportunities to earn points toward future purchases and an exciting membership kit.

Other features on the website include a dedicated “Circle of Education” section, games and activities, and a room for parents to share their experience with other parents, read testimonials, gets tips on parenting and link to external websites for important information.

We are developing the “Circle of Education” musical based system for early learning to help prepare children for socialization and education.  The curriculum and songs were developed in conjunction with Dr. Shulamit Ritblatt, Ph.D., Department Chair at the San Diego University Department of Child and Family Development, who is spearheading a research project that exposes young children through music to behavior and knowledge that they will need to succeed in kindergarten.  We presented a live concert, featuring Grammy winner Patti Austin, to promote the introduction of the program, in addition to media appearances by Larry Balaban, our Chief Creative Officer.

The Baby Genius toy line launched through Walmart was supported by print and online advertising and marketing programs targeting mothers with children one to five years old, DVD and CD inserts cross-promoting the product lines, on-air spots running on Comcast and Cox VOD, and a dedicated national publicity campaign, including a television media tour hosted by C.O.O., Larry Balaban.

We make 12-minute segments of our DVD products available “On-Demand” through Comcast and Cox Communications. We neither pay nor receive royalties for the airing of these segments, which are geared toward gaining exposure of our products. Through its relationships with third parties, Comcast reaches an estimated over 27 million digital households per year.

We have also successfully marketed our products through promotional and licensing partnerships with YouTube, MySpace, Meadowbrook Press, the San Diego Zoo, Gerber, Pixfusion, Loblaws, Battat, and Taco Bell, among others.

We utilize multiple forms of media to market our brand for all products.  We engage in print campaigns and our Chief Creative Officer, Larry Balaban, has made a number of appearances on television in an effort to create and expand consumer awareness of our products, including appearances on Good Morning America Now, the Today Show, Health Corner, ABC Now, Money Matters, Fox Business, Comcast Babyboost, CN8 PHIL, Dr. Lisa and NBC 4 NY.   Our print advertising has reached consumers through a number of English and Spanish publications in the United States, including Today’s Family Magazine, The Parent Guide, Parents Magazine, Parenting Magazine, and WomansDay.com, among others. Through distributors, promotional partners and direct marketing, we plan to market our brand worldwide.  Currently, we have licensed broadcast deals in over one hundred countries around the world, audio deals in five countries, DVD deals in fourteen countries, and VOD deals in three countries. Motta Internacional sells DVDs, VOD, CDs and toys in nine countries in Central and South America.

Competition

Our Baby Genius brand competes with other brands in the 0 to 60 month age range that produce DVDs and CDs, books and other branded, licensed products, including toys.  Some of our main competitors are Baby Einstein, Brainy Baby, So Smart, The Wiggles and Sesame Baby.

The main competition for our DVD and CD products comes from the major studios, such as Disney and Universal Studios that produce a large volume of children’s programming, including our main competition, the “Baby Einstein” brand. The next level of competition is from other independent production companies, distributors and content producers/owners.  To be competitive, we must produce high quality creative productions and must develop the reputation and contacts to meet with the principal players in this industry.  As we obtain more distributors, we expect that they will provide the support necessary to enable us to compete in this marketplace.

We believe that our Baby Genius brand is positioned in the market as a high quality, value brand. Each Baby Genius DVD includes all tracks in both English and Spanish.  The DVDs are packaged with companion music CDs.  We believe this adds value to our products and, with our broad, multi-media marketing campaign, we believe we are positioned competitively to reach both English and Spanish consumers.  Although many of our competitors have more resources than we do, we have specifically designed our marketing campaign to effectively reach consumers in our niche market even if our exposure is not as broad as some of our competitors.

We also introduced a toy line in August 2009 through a licensing arrangement with master toy manufacturer, Battat Incorporated, and have launched a series of books based on the Baby Genius brand through Meadowbrook Press and distributor Simon & Schuster.  Our primary competitors for these products are Playskool, Fisher Price, Little Tykes and Leapfrog.  However, we will also face intense competition for retail shelf space for these products and will compete with a variety of other toys and books offered by those retailers in addition to products produced by our primary competitors in the DVD and CD markets.

During 2010, the Company launched a line of classic movies and television programs, “Pacific Entertainment Presents”.  The primary competition for this line of products is various studios that also have lines of products considered in the public domain.  Our primary competitive advantage is price point and the quantity of programs available with each title.

Customers

For fiscal year 2010, the revenue from three major customers comprised 27.6%, 16.3% and 14.1% of the Company’s total revenue.  Those three major customers made up 39.1%, 0%, and 0% of the total accounts receivable balance at December 31, 2010, respectively.  For fiscal year 2009, the Company had revenue from three major customers comprised of 28.5%, 13.7% and 11.5% of the Company’s total revenue.  Those three major customers made up 24.2%, 0%, and 0% of the total accounts receivable balance at December 31, 2009, respectively.  The major customers for the year ending December 31, 2010 are not necessarily the same major customers at December 31, 2009.  There is significant financial risk associated with a dependence upon a small number of customers.  The Company periodically assesses the financial strength of these customers and establishes allowances for any anticipated bad debt.  At December 31, 2010 and 2009, no allowance for bad debt has been established for the major customers as these amounts are believed to be fully collectible.

Seasonality

Our business has reacted to seasonal influence, such as the holiday season. We generally anticipate increased sales in the third and fourth quarters principally due to sales from the holiday season.  Due to the seasonality of our sales, we expect quarterly results to fluctuate.  Our results of operations may also fluctuate significantly as a result of a variety of other factors, including changing consumer tastes and the marketing efforts of our distributors.  We hope to offset some of the sensitivity of our products to seasonal and consumer trends by expanding value for families and children to help to create more consistent demand.

Government Regulation

We are currently subject to regulations applicable to businesses generally, including numerous federal and state laws that impose disclosure and other requirements upon the origination, servicing, enforcement and advertising of credit accounts, and limitations on the maximum amount of finance charges that may be charged by a credit provider. Although credit to our customers is provided by third parties without recourse to us based upon a customer’s failure to pay, any restrictive change in the regulation of credit, including the imposition of, or changes in, interest rate ceilings, could adversely affect the cost or availability of credit to our customers and, consequently, our results of operations or financial condition.

Licensed toy products are subject to regulation under the Consumer Product Safety Act and regulations issued thereunder.  These laws authorize the Consumer Product Safety Commission (the “CPSC”) to protect the public from products which present a substantial risk of injury.  The CPSC can require the manufacturer of defective products to repurchase or recall such products.  The CPSC may also impose fines or penalties on manufacturers or retailers.  Similar laws exist in some cities and other countries in which we plan to market our products.  Although we do not manufacture and may not directly distribute the toy products, a recall of any of the products may adversely affect our business, financial condition, results of operations and prospects.

We also maintain websites, including our website located at www.babygenius.com, and are subject to laws and regulations directly applicable to Internet communications and commerce, which is a currently developing area of the law.  The United States has enacted Internet laws on children’s privacy, copyrights and taxation.  However, laws governing the Internet remain largely unsettled. The growth of the market for Internet commerce may result in more stringent consumer protection laws, both in the United States and abroad, that place additional burdens on companies conducting business over the Internet.  We cannot predict with certainty what impact such laws will have on our business in the future.  In order to comply with new or existing laws regulating Internet commerce, we may need to modify the manner in which we conduct our website business, which may result in additional expense.

Because our products are manufactured by third parties and licensees, the Company is not significantly impacted by federal, state and local environmental laws and does not have significant costs associated with compliance with such laws and regulations.

Research and Development

The Company engages in the development of new products as part of its ongoing business. In accordance with FASB Accounting Standards Codification regarding the topics of Intangible Assets (350) and Research and Development (730), the costs of new product development and significant improvement to existing products are capitalized while routine and periodic alterations to existing products are expensed as incurred.  We capitalized $263,750 and $166,227 for the years ending December 31, 2010 and December 31, 2009, respectively.  The amount expensed for product development in the years ending December 31, 2010 and December 31, 2009 are $7,796 and $46,531, representing updates to existing products which may include changes to artwork and/or content.  The Company is responsible for the entire expenditure of any research and development of new products, with the exception of licensed product development costs borne by the licensee.  Research and development costs are generally passed on to customers through pricing of our products.

Employees

We currently have eleven employees, all of whom are full-time employees.

Insurance

We currently maintain commercial general liability and directors and officers insurance in levels deemed to be appropriate for the size and complexity of the Company.

We currently maintain no insurance coverage against trademark and copyright infringement protection.  Although there have been no claims made against the Company, there is no assurance that the Company would have sufficient insurance to cover such claims or that we would prevail against any future claim. Successful claims could have a serious adverse effect upon our financial condition and our future viability.

The Company maintains workman’s compensation coverage as required by the laws of the states in which we have employees.

Intellectual Property

We strive to obtain ownership rights in the content included in our DVD and CD products, and currently own the majority of sing-a-long and instrumental (non-classical) songs included in those products.  However, because there are many songs which are not available in the public domain and which we think make desirable additions to our products (for instance, classical music), we license a good portion of the songs and song performances included in our products, particularly from the Harry Fox Agency and NAXOS.  We pay royalties, directly or indirectly through our distributors, on licensed songs and song performances.

We own the trademarks “Baby Genius”, “Kid Genius”, “Child Genius”, “Wee Worship” and “Little Genius” and will obtain trademarks for any additional titles. Currently, we hold eight registered trademarks and eight pending trademarks in the United States.  We also have a number of registered and pending trademarks in Europe and other countries in which our products are sold.

We do not generally file for copyright protection for our productions, but rely on common law principles and agreements with our vendors and content providers to secure our rights in the intellectual property aspects of our products.

Item 1A.             Risk Factors.

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, the Company is not required to provide this information.

Item 2.                Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following discussion and analysis of our results of operations, financial condition and liquidity and capital resources should be read in conjunction with our audited financial statements and related notes for the fiscal years ended December 31, 2010 and 2009. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Safe Harbor for Forward-Looking Statements

When used in this statement, the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” and similar expressions are intended to identify forward-looking statements within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934 regarding events, conditions, and financial trends that may affect the Company’s future plans of operations, business strategy, operating results, and financial position.  Persons reviewing this report are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and those actual results may differ materially from those included within the forward looking statements as a result of various factors.  Such factors include, among other things, uncertainties relating to our success in judging consumer preferences, financing our operations, entering into strategic partnerships, engaging management, seasonal and period-to-period fluctuations in sales, failure to increase market share or sales, inability to service outstanding debt obligations, dependence on a limited number of customers, increased production costs or delays in production of new products, intense competition within the industry, inability to protect intellectual property in the international market for our products, changes in market condition and other matters disclosed by us in our public filings from time to time. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Our Business

Pacific Entertainment Corporation  (“we”, “us”, “our” or the “Company”) commenced operations in January 2006, assuming all of the rights and obligations of its Chief Executive Officer, Klaus Moeller, under an Asset Purchase Agreement between the Company and Genius Products, Inc., in which we obtained all rights, copyrights, and trademarks to the brands “Baby Genius”, “Little Genius”, “Kid Genius”, and “Wee Worship”, and all then existing productions under those titles.  We provide family entertainment and music-based products that are entertaining, educational and beneficial to the well-being of infants and young children.  We create, market and sell children’s DVDs, CD music, toy, and book products in the United States by distribution at wholesale to retail stores and outlets.  We also license the use of our brands internationally to others to manufacture, market and sell the products, whereby we receive advances and royalties.

The Company released two new music products, “50 Classic Lullabies & Soothing Songs” and “Favorite Guitar and Piano Melodies” for pre-order in June 2010.  We have released another new music title, “Best of Baby Genius” in January 2011.  We also began production of a new DVD based on the concept of shapes and colors, scheduled for release in 2011.

In August 2009, the Company launched a line of Baby Genius pre-school toys.  The line of 24 Baby Genius toys, manufactured by master toy manufacturer, Battat Incorporated, includes musical, activity, and role-play toys that incorporate the Baby Genius principle of music as a core learning tool to engage and encourage children to communicate, connect, discover, and use their imagination.  The Company cancelled the agreement in December 2010 according to the terms of the contract, permitting Battat to continue selling the current line of toys until late Spring 2011.

On January 11, 2011, the Company signed a world-wide license agreement with Jakks Pacific’s Tollytots® division for a new toy line. As a result of the five-year agreement, Tollytots® will immediately begin development on a comprehensive line of musical and early learning toys, incorporating the music, characters and themes that have made the Baby Genius series of videos and music CDs so successful among children and parents around the world. The new toy line will cover a broad range of exclusive categories including learning and developmental toys, most plush toys, and musical toys, as well as several other non-exclusive categories.

The Company, in partnership with Dr. Shulamit Ritblatt, has developed “Circle of Education,” an early childhood education curriculum using music as the basis for skills required to prepare pre-school children for Kindergarten. This groundbreaking system is designed to assist teachers and parents in providing their pre-school children with the skills required to succeed in their first steps of education.  Circle of Education, LLC was formed on September 24, 2010, pursuant to a joint venture agreement between the Company and Dr. Ritblatt.  The Company obtained an initial voting and economic interest of seventy-five percent of the outstanding units of the newly formed company in exchange for the contribution of all intellectual property rights the Company had in the Circle of Education program.  As of December 31, 2010, we have recognized an investment in the new property of $53,008.  There is no income or expenses consolidated in the financial statements of the Company for the year ending December 31, 2010.  In 2009, research and development costs were expensed by the Company in the amount of $28,455, in accordance with FASB Codification Topic 730, Research and Development.

During fourth quarter of 2009 and 2010, the Company signed licensing agreements to develop additional product lines based on the Baby Genius characters. These agreements include children’s games and puzzles, electronic learning aids, “sippy cups", shoes, socks and infant and toddler layette items.  We are also discussing other licensing opportunities for introduction in 2011 and 2012 and we believe that our licensing revenue will grow significantly during the upcoming years.

The Company also obtains licenses for other select brands we feel we can market and sell through our distribution channels.  In July 2009, Pacific Entertainment entered into a licensing agreement with Precious Moments, Inc. (PMI) granting the Company non-exclusive rights to use its copyrights and trademarks in connection with the manufacture, distribution, sale, and advertising of music CD’s for children through 2012.  The Company initially produced three CD’s released in fourth quarter 2009.  In addition, the Company signed an amendment in September 2009 to include licensing for DVD’s created by PMI.  The “Precious Moments” products join our previously licensed lines including “Guess How Much I Love You” and “The Snowman”.

During 2010, the Company launched a line of classic movies and television programs, “Pacific Entertainment Presents”.  Initially consisting of seven titles, each focusing on a specific genre such as Horror, Western, SciFi, Action, Mystery, War, and Gangster, an additional six titles were added in late 2010 expanding the line with the Super Hero’s collection as well as Family Favorites.

Results of Operations

Please refer to the financial statements, including references to notes in the financial statements, which are included in this Form 10 and are incorporated herein by reference, for further information regarding the results of operations of the Company.

Fiscal Year Ended December 31, 2010 Compared to December 31, 2009

Our summary results are presented below:

	2010	2009

Revenues	$3,972,663	$3,303,038
Costs and Expenses	(4,012,788)	(4,318,076)
Depreciation and Amortization	(694,698)	(659,302)
Loss from Operations	(734,823)	(1,674,340)

Other Income	46,060	20,914
Interest Expense	(70,406)	(205,302)
Gain on Settlement of Debt	66,286	2,809
Gain/Loss on Disposition of Assets	-	5,028

Total Other Income	41,940	(176,551)
Net Loss	$(692,883)	$(1,850,891)

Net Loss per common share	$(0.01)	$(0.03)
Weighted average shares outstanding	54,757,285	54,351,487

Revenues.  Revenues by product segment and for the Company as a whole were as follows:

	2010	2009

Direct PEC Product Sales	$1,661,809	$2,435,116
Licensed Products	1,278,385	158,754
Licensing & Royalties	1,032,469	709,168
Total Revenue	$3,972,663	$3,303,038

Direct product sales represent items in which the Company holds the patents and/or copyrights to the characters and which are manufactured and sold by the Company directly at wholesale to retail stores and outlets.  The decrease of the twelve month period ending December 31, 2010 versus the twelve month period ending December 31, 2009, was due in part to sales of approximately $558,700 during 2009 derived from inventory received from the various Genius Products settlement agreements (see Item 1.  “Business - Distribution”) that was sold at discounted pricing due to the age and condition of the inventory.  Exclusive of these items, direct sales were approximately $1,876,000 in 2009, resulting in a decrease of $214,000 compared to 2010, or 8.8%, primarily due to the overall economic condition in the U.S. during the year as well as changes in the space allocated by retailers to DVD and CD products in general.

The licensed product sales category include items for which we license the rights from other companies to copyrights and trademarks of select brands we feel will do well within our distribution channels.  In 2010, the Company launched a new line of classic movies and television programs under the “Pacific Entertainment Presents” brand which was well received during the holiday season.  This resulted in approximately $476,000 in sales growth in this category.  The remaining sales increase was due to sales of product from other studios acquired and sold through our distribution channels.

Licensing and royalties is revenue for our brands licensed to others to manufacture and/or market, both internationally and domestically.  There may be fluctuation in licensing revenue due to economic conditions in the sales territory.  Gross royalty income increased approximately $323,000 due to the toy line which was introduced in August 2009.

We continue to add new direct sales outlets and distribution partners and there continue to be additional sales opportunities we are actively pursuing, although it is possible that retailers will choose not to include our product line.

Gross Profit on revenue increased $156,802, or 8.3%, in 2010 as compared to 2009.

Our direct products compete in the pre-school music and DVD categories.  We believe we compare favorably in the quality of our products, as well as competitive price point.  In spite of the global economic decline we exhibited a minimal decrease in 2010, with a significant increase in 2009.  We continue to aggressively market direct to retailers, although the Company continues to be challenged with retailer department changes, such as space limitations in DVD & CD departments.

Our licensed product category is rapidly expanding and we are adding additional titles as well as expanding distribution opportunities with other studios through our channels.  The challenges relating to this category are retailer department changes, including space limitations, as well as competition with other studios releasing similar products.  There is no guarantee that the products will be accepted by the public or that retailers will elect to carry our line.

We are exploring new domestic and international licensing opportunities and investigating additional relevant external brands to license, adding to the diversity of our product line, while maintaining the integrity of our core mission of educating and entertaining families and children.

The Company’s business is subject to the effects of seasonality, causing revenues to fluctuate with consumer purchasing behavior, competition, and the timing of holiday periods.

The 2011 economic outlook is uncertain, however, we anticipate continued sales growth through our actions to improve our existing products, maintaining highly competitive price points, adding content to our product offerings and adding additional channels of distribution.

Costs.  Costs and expenses, excluding depreciation and amortization, consisting primarily of cost of sales, marketing and sales expenses, and general and administrative costs, decreased $305,288 (7.1%) for the twelve month period ended December 31, 2010 compared to the twelve month period ended December 31, 2009.

Cost of Sales increased $512,823, or 36.2%, during 2010 compared to 2009.  The increase was a result of increased direct material costs of $417,856, royalties on licensed product lines of $44,872, and shipping of $40,461.  The primary factors for the increases of direct materials and shipping costs were increased volume of product sales in 2010 as well as a reduced cost of materials sold resulting from inventory received as part of the settlement agreements with Genius Products that was sold in 2009.  Increases in royalty costs are related to the gains in the licensed product category.

Selling, General and Administrative (SG&A) expenses consist primarily of salaries, employee benefits and stock based compensation as well as other expenses associated with executive management, finance, legal, facilities, marketing, rent, and other professional services.  Costs associated with these categories are detailed as follows:

	2010	2009

General and Administrative	$1,397,191	$2,256,918
Marketing and Sales	678,188	597,837
Product Development	7,796	46,531
Total Selling, General, and Administrative	$2,083,175	$2,901,286

General and administrative costs for 2010 decreased $859,727.  The decrease includes a decrease of $400,924 in stock compensation expense, a decrease of $449,209 in salaries and related costs, $52,255 of decreases for accounting services, and $22,687 decreased legal services costs.  These decreased expenses were partially offset by increases of $41,251 for investor relations, $20,868 for insurance premiums, and $16,681 in rental expense.  The increase in rental expense is partially offset in Other Income due to the sublease of the Del Mar, California offices.

Salary expenses for 2010 were reduced due to the Company’s top four executives agreeing to a retroactive salary reduction for 2010 from a previously reduced level of $125,000 each per annum to $80,000 inclusive of car allowance.  Each of these executives also receives an annual auto allowance of $11,400.  Future salaries are anticipated to increase slightly in 2011, as the outside accounting services retained previously has converted to an employee position, although a corresponding decrease will occur in the accounting services cost.  Future salary expense is also subject to the contractual salary increases discussed under “Certain Relationships and Related Transactions” below.  Expenditures for SG&A are not generally seasonal and require consistent cash flow expenditures.

The stock compensation expense in 2009, for options granted at 110% of current market price to officers of the Company with a two year vesting period, was valued using the Black-Scholes model as required by Topic 718, Compensation, of the FASB Accounting Standards Codification.  As the Company had the obligation to grant these stock options at the beginning of 2008, and the options were to vest partially during 2008, the Company has accrued stock compensation expense of $810,898 and recorded a liability to the four officers in the same amount as of December 31, 2008.  The remaining $486,539 of stock compensation expense was expensed in 2009.  A complete discussion of the subject can be found in “Certain Relationships and Related Transactions” below.  In addition, on December 31, 2009, Stock Option Grant Notices were issued to seven employees and service providers under the 2008 Stock Option Plan, as amended, for options to purchase 130,000 shares, fully vesting at December 31, 2009.  These options were valued using the Black-Scholes model as of the date of the grant, and the full expense was recognized in 2009.  In 2010, stock option grant notices were issued to various employees and consultants for the purchase of up to 840,000 shares, 540,000 vesting as of December 31, 2010 and 100,000 vesting each year thereafter in 2011, 2012 and 2013.  The total expense recognized in 2010 was $117,610.  There is no cash outflow associated with the granting of the options or recognition of the expense.

Accounting Services expenditures are primarily related to outside accounting firm fees for quarterly reviews and audit, as well as the annual audits performed for the years 2007 and 2008 charged in 2009 ($103,852).  It is expected that the fees for future audits will remain at the reduced cost as the audits will be performed annually and improved processes have been implemented.  The Company also engaged outside accounting services for support to the daily operational activities in both years.

Legal services expenditures decreases are primarily attributable to our Disclosure Statement filing with the Financial Investment Regulatory Agency (FINRA) to establish a secondary trading market on the OTC Market Group, Inc. systems, various licensing agreements, and activities caused by the bankruptcy of a licensee and subsequent recapture of inventory, all of which occurred in 2009.

Marketing and sales expenses increased 13.4% primarily due to commissions paid on the increased royalty revenue in 2010.  This increase was offset by decreased expenditures in 2010 for advertising activities related to the 2009 launch of the toy line, public relations outside services, and development costs for the Circle of Education program expensed in 2009.  Marketing activities include trade shows, public relations firms, and personal contact.  Marketing expenses exhibit some fluctuation earlier in the year due to timing of trade shows.

Product development charges are for routine and periodic alterations to existing products.  All costs for new product development and significant improvements to existing products are capitalized in accordance with FASB Accounting Standards Codifications Topic 350, Intangible Assets, and Topic 730, Research and Development Costs.

Interest Expense.  Interest expense resulted from related party loans and debentures.  A full discussion of the related party notes payable and debentures issued can be located in “Certain Relationships and Related Transactions” below.

Total interest expense decreased $137,011 for 2010 versus 2009 due to various repayments of Related Party loans and the termination of debenture interest payments with the establishment of a secondary trading market on the OTC Market Group, Inc. system.

Liquidity and Capital Resources

Cash and cash equivalents totaled $207,880 and $247,865 at December 31, 2010 and December 31, 2009, respectively.  The change in cash and cash equivalents is as follows:

	Twelve Months	Twelve Months
	Ending	Ending
	12/31/2010	12/31/2009	Change

Cash provided/(used) by operations	$151,965	$199,586	$(47,621)
Cash provided/(used) in investing activities	$(261,636)	$(187,876)	$(73,760)
Cash provided/(used) in financing activities	$69,686	$(311,569)	$381,255
Increase/(decrease) in cash and cash equivalents	$(39,985)	$(299,859)	$259,874

Our cash flow is very seasonal and a vast majority of our sales historically occurs in the last two quarters of the year as retailers expand inventories for the holiday selling season.  Cash provided by operations decreased $47,621 over 2009 primarily due to increased net investment in working capital.  Additional cash expenditures for capitalized product development were the result of production costs for new products, newly licensed product lines and the development of additional toys for the line launched in 2009.  Cash was provided for financing activities by sales of common stock to accredited investors offset by repayment on a portion of the related party notes payable.

Management believes that its increasing sales and cash generated by operation, together with funds available from short-term related party advances, will be sufficient to fund planned operations for the next twelve months.  However, there can be no assurance that operations and operating cash flows will continue at the current levels or improve in the near future.  If the Company is unable to obtain profitable operations and positive operating cash flows sufficient to meet scheduled debt obligations, it may need to seek additional funding through equity and related party loans or be forced to scale back its development plans or to significantly reduce or terminate operations.

Our business is substantially dependant on three primary customers, who purchase product directly or through our distributors.  The Company is continually working to increase the customer base for current products, create new product lines and open new lines of distribution to decrease the risk of concentration; however, in the event that we were to lose either of these customers or the purchase of product by them were to significantly decrease, it would have a material adverse impact on our results of operations and business.

With the cancellation of the licensing agreement with Battat, our current toy licensee, there could be a reduction in royalty revenue during 2011.  However, the Company anticipates this potential reduction will be offset by increases in our product revenue categories, including our licensed product sales.  There is no guarantee that the increases will occur, or, if they do occur, that they will equal or exceed the reductions.

The Company outsources manufacturing of our DVD and CD products.  There are multiple suppliers that provide these services and we feel there would be no significant impact or delay to our business should the current supplier become unavailable.

Critical Accounting Policies

The Company’s accounting policies are described in the notes to the financial statements which are incorporated by reference.  Below is a summary of the critical accounting policies, among others, that management believes involve significant judgments and estimates used in the preparation of its financial statements.

Revenue Recognition – Revenues associated with the sale of branded CDs, DVDs and other products, are recorded when shipped to customers pursuant to approved customer purchase orders resulting in the transfer of title and risk of loss.  Cost of sales, rebates and discounts are recorded at the time of revenue recognition or at each financial reporting date.

The Company’s licensing and royalty revenue represent variable payments based on net sales from brand licensees for exclusive content distribution rights.  These license agreements are held in conjunction with third parties that are responsible for collecting fees due and remitting to the Company its share after expenses. Revenue from licensed products is recognized when realized or realizable based on royalty reporting received from licensees.

Other Estimates – The Company estimates reserves for future returns of product based on an analysis that considers historical returns, changes in customer demand and current economic trends.  The Company regularly reviews the outstanding accounts receivable balances for each account and monitors delinquent accounts for collectability.  The Company reviews all intangible assets periodically to determine if the value has been impaired by recent financial transactions using the discounted cash flow analysis of revenue stream for the estimated life of the assets.

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses the Company’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of the revenues and expenses during the reporting period.  The Company continually evaluates the policies and estimates that it uses to prepare its financial statements.  In general, management’s estimates and assumptions are based on historical experience, known trends or events, information from third-party professionals and other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making the judgments about carrying values of assets and liabilities.  Actual results may differ from these estimates under different assumptions and conditions.

Off Balance Sheet Arrangements

The Company has no off balance sheet arrangements.

Item 3.                Properties.

The Company owns no real property. On April 10, 2009, we entered into a lease for approximately 2,162 square feet of office space located at 5820 Oberlin Drive in San Diego, California.  The lease expired on October 31, 2010, and the Company continues to lease the facilities on a month-to-month basis in accordance with all other terms of the lease.  Base monthly rent for the space is $3,144, and we are responsible for 6% of operating expenses on the property (not to exceed $400 per month during the term of the lease).  No security deposit was required under the lease.

We also lease approximately 1,415 square feet of office space in Del Mar, California, where our original executive business offices were located until May 2009.  Our current lease for the property commenced on August 1, 2008 and expires on July 31, 2011.  The lease required a security deposit of $4,150 and rent equal to $4,650 plus 35% of operating expenses for the property per month through July 31, 2011.

On March 27, 2009, the Company entered into an agreement to sublease the Del Mar space for the duration of the lease term.  The sublease provides for base monthly rent of $3,396, which graduates up to $3,467 during the second year of the agreement and to $3,538 during the final year, leaving a deficiency between what we are required to pay under the original lease and what we receive under the sublease, which must be absorbed by the Company.  We required a security deposit under the sublease of $3,538. Our subtenant is responsible for all operating expenses payable by us to the landlord under the original lease.

Item 4.                Security Ownership of Certain Beneficial Owners and Management.

The following table shows the beneficial ownership of shares of our common stock as of April 30, 2011 known by us through transfer agent records, held by: (i) each person who beneficially owns 5% or more of the shares of common stock then outstanding; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our directors and executive officers as a group.

The information in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act.  To our knowledge and unless otherwise indicated, each stockholder has sole voting power and investment power over the shares listed as beneficially owned by such stockholder, subject to community property laws where applicable.  Percentage ownership is based on 55,148,815 shares of common stock outstanding as of April 30, 2011 excluding 5,050,000 shares sold in April 2011 and not yet issued.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)

No par value common stock	Klaus Moeller 5820 Oberlin Dr., Suite 203 San Diego, CA 92121	4,147,225 shares	12%
No par value common stock	Michael Gene Meader and Suzanne Donayan Meader Trustees The Meader Family Trust dated June 27, 2002 5820 Oberlin Dr., Suite 203 San Diego, CA 92121	4,391,133 shares	12%
No par value common stock	Michael Gene Meader and Suzanne Donayan Meader Trustees of Ani Meader Trust dated July 25, 2006 5820 Oberlin Dr., Suite 203 San Diego, CA 92121	1,500,000 shares	3%
No par value common stock	Michael Gene Meader and Suzanne Donayan Meader Trustees of Mark Meader Trust dated July 25, 2006 5820 Oberlin Dr., Suite 203 San Diego, CA 92121	1,500,000 shares	3%
No par value common stock	Michael Gene Meader and Suzanne Donayan Meader Trustees of Anthony Meader Trust dated July 25, 2006 5820 Oberlin Dr., Suite 203 San Diego, CA 92121	1,500,000 shares	3%
No par value common stock	Larry Balaban and Sara Balaban Trustees of Balaban Family Trust dated December 13, 2005 5820 Oberlin Dr., Suite 203 San Diego, CA 92121	7,801,134 shares	18%
No par value common stock	Larry Balaban and Sara Balaban Trustees of Balaban Children’s Trust dated October 15, 2006 5820 Oberlin Dr., Suite 203 San Diego, CA 92121	1,000,000 shares	2%
No par value common stock	Howard Balaban 5820 Oberlin Dr., Suite 203 San Diego, CA 92121	8,674,883 shares	19%
No par value common stock	Shelly Moeller 718 N. Croft Ave #203 Los Angeles, CA 90069	3,140,000 shares	6%
No par value common stock	James Sommers 7095 Hollywood Blvd #833 Los Angeles, CA 90028	2,633,333 shares	5%
No par value common stock	Jeanene Morgan 5820 Oberlin Dr., Suite 203 San Diego, CA 92121	200 shares	<1%
No par value common stock	All officers and directors as a group	30,514,575 shares(1)	69%

(1)
Where persons listed on this table have the right to obtain additional shares of our common stock through the exercise of outstanding options or warrants or the conversion of convertible securities within 60 days from April 30, 2011, these additional shares are deemed to be beneficially owned for the purpose of computing the amount and percentage of common stock owned by such persons. As indicated in Section 6. Executive Compensation, the Company granted each of Messrs. Moeller, Howard Balaban, Larry Balaban and Michael G. Meader an option to purchase up to 2,000,000 shares of the Company’s common stock on January 20, 2009, the total shares of which were vested on December 31, 2009.  On April 26, 2011, the Company signed new employment agreements which granted each of Messrs. Moeller, Meader, Howard Balaban, and Larry Balaban an additional option to purchase up to 1,000,000 shares of the Company’s common stock, 250,000 fully vested as of April 1, 2011, with the remaining option vesting as of April 1, 2012, 2013, and 2014 in the amount of 250,000 shares each year.   The Company granted James Sommers an option to purchase up to 250,000 shares on June 21, 2010, which were fully vested as of that date.  The Company granted Jeanene Morgan an option to purchase up to 50,000 shares on December 31, 2009, which were fully vested as of that date.  The Company granted Jeanene Morgan an option to purchase up to 450,000 shares on December 31, 2010, 150,000 were fully vested as of that date, with the remaining options vesting as of December 31, 2011, 2012, and 2013 in the amount of 100,000 shares each year.  As a result, the percentage ownership interest of each such officer referenced in the table includes the 2,700,000 shares which could be purchased within 60 days of April 30, 2011.  In addition, shares held by such officers as guardian for or in as trustees of trusts established for minor children are included in the table and are reflected in the aggregate number and percentage ownership for all officers and directors as a group.  Each of Messrs. Moeller, Meader, Larry Balaban and Howard Balaban has the right of first refusal for shares owned by Tia Moeller (1,000,000 shares) and Shelly Moeller (3,140,000 shares).  These shares were not included in the beneficial ownership calculation of the respective officers’ percentages. Percentages are based on total outstanding shares on April 30, 2011 excluding 5,050,000 shares sold in April 2011 and not yet issued.

Item 5.                Directors and Executive Officers.

Directors and Executive Officers

Set forth below are the Directors and Executive Officers of the Company and their ages and position(s) held as of the date of this Offering:

Name	Age	Position

Klaus Moeller 5820 Oberlin Drive, Suite 203 San Diego, California 92121	50	Chief Executive Officer and Chairman of the Board/Director
Michael G. Meader 5820 Oberlin Drive, Suite 203 San Diego, California 92121	45	President and Director
Larry Balaban 5820 Oberlin Drive, Suite 203 San Diego, California 92121	47	Chief Creative Officer and Director
Howard Balaban 5820 Oberlin Drive, Suite 203 San Diego, California 92121	50	Executive Vice President of New Business Development and Director
Jeanene Morgan 5820 Oberlin Dr. Ste 203 San Diego, CA 92121	54	Chief Financial Officer
Saul Hyatt 5820 Oberlin Drive, Suite 203 San Diego, California 92121	48	Director*

* Denotes directors who meet our criteria for “independence”.

The term of office of each person elected to our Board of Directors is one (1) year or until the next regular or annual meeting of the stockholders at which election of directors is an agenda item and until his successor is duly elected and shall qualify.

Background Information

Klaus Moeller was elected to serve on the board of directors of the Company at inception and has acted as its Chief Executive Officer and Chairman of the Board since that time.  In May 2008, he was also appointed interim Chief Financial Officer of the Company, a position he held until April 26, 2011. Mr. Moeller currently sits on the Board of Directors of U.K.-based Western Canon, Inc., which owns and operates an art gallery in Beverly Hills, California, a position he has held since 2008.  Previously, Mr. Moeller acted as a member of the Board of Directors of Pro-Stars, Inc., a position he held from April 2, 2003 until dissolution of the company in 2008 following the sale of substantially all of its assets to Dreams, Inc.  Mr. Moeller also acted as Chief Financial Officer and Chairman of the Board for Pro-Stars.  Mr. Moeller acted as the Chief Executive Officer and Chairman of the Board of a Delaware corporation, Celebrity, Inc., a privately held company in the business of selling celebrity-related artwork from its inception in 2006 until dissolution of the company in 2008. Mr. Moeller was a Founder and the Chief Executive Officer, Chairman of the Board and a Director of Genius Products, Inc. from 1998 to 2005. Mr. Moeller served as Interim Chief Financial Officer of Genius from May 2001 until August of 2004.  Mr. Moeller grew up and was educated in Germany, England, and Portugal. He worked as an auditor for Eluma S.A. in Sao Paulo Brazil for the Ted Bates Advertising Agency and BHF Bank in Frankfurt.

Michael G. Meader was elected to serve on the board of directors of the Company at inception and also acted as Chief Operating Officer and Secretary of the Company upon inception.  He was appointed as President of the Company on August 27, 2008 and resigned his positions as Chief Operating Officer and Secretary at that time.  In his capacity as President of Pacific Entertainment Corporation, Mr. Meader is in charge of the day-to-day operations of the Company.  Mr. Meader has a long history of experience in marketing and sales of entertainment products.  Prior to January 2006, he acted as President (2001-2005), Executive Vice President of Distributions (1998-2000) for, and helped found, Genius Products, Inc.   Prior to founding Genius Products, Inc, from 1995 to 1997, Mr. Meader acted as Executive Vice President of the Book and Music Division of ARAMARK Corporation.  From 1991 through 1994, Mr. Meader acted as Secretary (1991-1992) and then Executive Vice President of the Music Division (1993-1994) for Meader Distributing.  Mr. Meader has a B.S. degree in hotel administration from the University of Wisconsin, and studied international business at the University of St. Thomas.  He was a member of the Scholastic Society and graduated with honors.

Larry Balaban is currently Chief Creative Officer and Secretary of Pacific Entertainment Corporation, positions he has held since August 27, 2008.  Prior to becoming Chief Creative Officer, Mr. Balaban acted as Director and President for the Company since its inception in January 2006. Outside the production studio, Larry is a well-respected licensor who was named one of the “40 Under 40” most important people in the licensing industry by License Magazine in 2003.  For the past five years, he has held a seat on the board of directors of the Coalition for Quality Children’s Media, home of the Kids First!® Community-based jury that evaluates, rates and endorses children’s entertainment. Larry Balaban was a founder and Head of Production of Genius Products, Inc., from 1998 to 2005.  Genius Products, Inc. was one of the fastest growing independent home entertainment distribution companies in the country.  He was also the President of Mr. B Productions, a non-traditional marketing firm based in New York City, specializing in TV production, target marketing and membership programs.  From 1994-1997, Larry Balaban was President of Virtual Reality Productions, where he specialized in marketing, and coordinated  specialized audio productions for licensed Products including Star Trek(TM), The Simpson’s and the X-Files.

Howard Balaban is currently Executive Vice President of New Business Development and is a co-founder of the Company. He is also a Director of the Company, a position he has held since April, 2006.  He had served as Executive Vice President of New Business Development and co-founder of Genius Products from 2001-2006. He was previously appointed Senior Vice President of Sales in January 1999-2000 after having rendered sales and marketing consulting services from 1997-2000 for Genius Products and several other companies.  From 1994-1997, Mr. Balaban was Chief Executive Officer of Future Call Inc, a prepaid telephone card company that he co-founded with William Shatner and held the rights to all Star Trek properties and many others such as, The Simpsons, X Files, and major Soap Operas associated with prepaid phone cards.  From 1991-1995, he was the Chief Executive Officer of 3B Telecommunications, a company he co-founded and which acted as a master agent for telecom networks reselling phone time and telecom services.  Mr. Balaban is the President, director and sole owner of a privately held entertainment corporation known as Balaban Entertainment Corp., a position he has held since its inception in 2004.

Jeanene Morgan was appointed as the Company’s Chief Operating and Accounting Officer in December 2010 and her title was subsequently changed to Chief Financial Officer in April 2011. Prior to such appointment, Ms. Morgan acted as the Company’s Controller from February 2009, during which time she acted as a consultant through Morgan Consulting, a provider of project management and financial consulting for numerous organizations and clients, including audit support, GAAP compliance and structuring of internal financial and reporting controls.  From 2004 to 2010, Ms. Morgan co-owned and operated Ascent, Inc. a media booking agency located in Oxnard, California which specialized in television placement for long and short form infomercials.  As President of Ascent, Ms. Morgan was responsible for preparation of financial statements, business plans and tax reporting, including implementation of client reporting and development of new business proposals and presentations.  From 2002 to 2004, Ms. Morgan acted as Plant Controller to Rexam Beverage Can Company in Chatsworth, California, where she was responsible for corporate accounting and GAAP compliance and implemented a SAP inventory management module.  Ms. Morgan acted as Chief Financial Officer of Thaon Communications, Inc., a publicly traded company from February 2002 until its acquisition by Practice Xpert Services, Inc. in April 2003.  In that position she was responsible for ongoing fiscal operations, including accounting and cash management for three operating units as well as the publicly traded parent organization, and SEC compliance.  During her tenure at Thaon, two subsidiaries of that company, CastPro.com, LLC and PTMS filed a Chapter 7 bankruptcy in November and December of 2002, respectively. Ms. Morgan has an M.B.A. in International Management from the University of Dallas and a B.S. in Business Administration from Hawaii Pacific University.

Saul Hyatt currently acts as an independent director for the Company, a position he has held since May 29, 2008.  Mr. Hyatt has served as President of DFASS USA, Inc. since 2009, and also acts as the Chief Operating Officer and a member of the Board of Directors DFASS/Retail Travel Services, Inc. a non-reporting company located in Miami, Florida, positions he has held since the year 2000.  Mr. Hyatt holds no other officer or director positions with any public or private company.

Item 6.                Executive Compensation.

Executive Compensation

The following table sets forth the annual and long-term compensation for services in all capacities for the fiscal years ended December 31, 2010 and 2009 paid to our Chief Executive Officer and Chief Financial Officer, and each other officer earning in excess of $100,000 per year.

	Salary Compensation Table
Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($)		All Other Compensation ($)		Total ($)
Klaus Moeller,	2009	142,500	(2)	—	324,359	(5)	11,400	(1)	478,259
Chief Executive Officer	2010	68,600	(3)	—	—		11,400	(1)	80,000

Michael G. Meader,	2009	142,500	(2)	—	324,359	(5)	11,400	(1)	478,259
President	2010	68,600	(3)	—	—		11,400	(1)	80,000

Larry Balaban,	2009	142,500	(2)	—	324,359	(5)	11,400	(1)	478,259
Chief Creative Officer and Secretary	2010	68,600	(3)	—	—		11,400	(1)	80,000

Howard Balaban,	2009	142,500	(2)	—	324,359	(5)	11,400	(1)	478,259
EVP of Business Development	2010	68,600	(3)	—	—		11,400	(1)	80,000

Jeanene Morgan,	2010	5,000	(4)	—	22,500	(6)	125,000	(4)	152,500
Chief Financial Officer

(1)	Represents car allowances paid to each officer out of a total authorized car allowance of $11,400 for each officer for the period ended December 31, 2009 and 2010.
(2)
Authorized salaries for each officer for the fiscal year ended December 31, 2009 were $195,000, of which $97,500 was accrued and remains unpaid as to each officer.  On April 1, 2009, each of the four officers agreed to a salary reduction to $125,000, resulting in a prorated total salary calculation of $142,500 for the year.  As of September 30, 2010, this balance was converted to subordinated, long term debt.

(3)
Authorized salaries for each officer for the fiscal year ended December 31, 2010 were $210,000.  On April 1, 2009, each of the four officers agreed to a salary reduction to $125,000.  On February 11, 2011 each of the four officers agreed to a retroactive salary reduction for 2010 to $80,000 inclusive of the car allowance, of which $19,200 remains unpaid.  As of September 30, 2010, this balance was converted to subordinated, long term debt.

(4)
Authorized salary for Ms. Morgan for the fiscal year ended December 31, 2010 was $130,000.  Ms. Morgan began employment on December 26, 2010.  Prior to her employment she acted as a consultant for the company to advise on accounting and financial procedures and reporting.

(5)
Options were granted as part of employment agreements, A total of 2,000,000 options were issued, however, 1,250,000 to be issued and vested in 2008 were not issued until January 2009 due to delay in acceptance of the plan by shareholders but were fully expensed in 2008.  This figure represents the amount expensed in 2009.

(6)
During 2009, while acting as a consultant, options to purchase up to 50,000 shares were issued and vested as of December 31, 2009.  As part of the offer of employment, Ms. Morgan was granted options to purchase up to 450,000 shares on December 31, 2010, with 150,000 vesting on issuance and 100,000 vesting per annum on December 31, 2011, 2012, and 2013.

Outstanding Equity Awards at Fiscal Year End
Name	Option awards					Stock awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)

Klaus Moeller	2,000,000	0	0	$0.44	01/20/2014	0	0	0	0
Michael Meader	2,000,000	0	0	$0.44	01/20/2014	0	0	0	0
Larry Balaban	2,000,000	0	0	$0.44	01/20/2014	0	0	0	0
Howard Balaban	2,000,000	0	0	$0.44	01/20/2014	0	0	0	0
Jeanene Morgan	50,000	0	0	$0.55	12/31/2014	0	0	0	0
	150,000(1) 0 0 0	0 0 0 0	0 100,000(1) 100,000(1) 100,000(1)	$0.336 $0.336 $.0336 $0.336	12/31/2015 12/31/2016 12/31/2017 12/31/2018	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0

(1)
Options were granted as part of offer of employment. Options to purchase up to 450,000 shares of common stock were granted on December 31, 2010, with 150,000 vesting on issuance and 100,000 vesting per annum on December 31, 2011, 2012, and 2013.

Employment Agreements

On April 26, 2011, the Company and each of Messrs. Moeller, Meader, Larry Balaban and Howard Balaban (the “Executives”) agreed to terminate all then existing employment agreements for the Executives and enter into new five-year employment agreements unless written termination is provided by either party. Each employment agreement provides for a graduated base salary beginning at $165,000 per annum retroactive to March 20, 2011 and continuing to December 31, 2011 and increasing to $195,000 for 2012, $225,000 for 2013. After 2013, the agreement provides for base salary increases at the discretion of the Board of Directors, with a minimum 5% increase.  In addition to base salary, each Executive will receive an annual car allowance of $11,400, and four weeks paid vacation per annum.

Each agreement also provides for a cash incentive bonus determined at the sole discretion of our Board of Directors which shall not be less than 4.5% of the Company’s EBITDA (Earnings Before Interest, Depreciation, Taxes and Amortization) if the Company is EBITDA positive nor be more than 100% of the Executive’s base salary, although the Board has retained discretion to waive the 100% cap. In addition, pursuant to the agreements each Executive has been granted a non-qualified stock options to purchase up to 1,000,000 shares of the Company’s common stock, vesting as to 250,000 shares on the grant date and 250,000 shares per year on the anniversary date of the agreements.  The exercise price of options is $0.44 per share and the options will expire on the tenth anniversary of the date of grant except in the event of a termination for cause under the respective employment agreement, in which case the option will expire in its entirety ninety days after termination of employment. Each Executive has granted the Company a right of first refusal to repurchase any shares of common stock acquired by the Executive pursuant to the option in the event of a termination for cause. The purchase price on the right of first refusal would be the bid price on the date of termination. (see Item 9.  “Market Price and Dividends on the Registrant’s Common Equity and Related Stockholder Matters – Equity Compensation Plan Information.”) Each Executive has granted the Company a right of first refusal to repurchase any shares of common stock acquired by the Executive pursuant to the option in the event of a termination for cause.  The purchase price on the right of first refusal would be the bid price on the date of termination.

               Each Executive has granted the Company a right of first refusal to repurchase any shares of common stock acquired by the Executive pursuant to the option in the event of a termination for cause. The purchase price on the right of the first refusal would be the bid price on the date of termination.

The employment agreement provides for payment of severance compensation equal to eighteen months of the Executive’s base salary on the date of termination of the Executive’s employment by the Company other than for cause.  Subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, severance will be paid over the course of eighteen months following the termination date and will be made on the Company’s normal payroll dates during the severance period. Severance compensation is in addition to his base salary through the date of termination, accrued vacation and bonus compensation earned but not yet paid on the date of termination.

In addition, the agreements each provide that, upon termination without cause or as a result of a change of control, the unvested portion of any options then held by the Executive will immediately vest.  For purposes of these agreements, a “change of control” includes the sale of all or substantially all of the Company’s assets, a merger or consolidation resulting in securities representing 50% of the combined voting power of the outstanding common stock being transferred to persons who are different from the holders immediately preceding the transaction, the acquisition (directly or indirectly) of 50% of the total combined voting power of the common stock pursuant to a tender or exchange offer, or a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

Each of the employment agreements includes standard confidentiality, non-competition (including during any severance period), non-solicitation and non-disparagement provisions, provides for twenty days of vacation time per annum, and provides for indemnification of the Executive to the fullest extent allowed by the California Corporations Code and the Company’s Articles of Incorporation and Bylaws.  See Item 12.  “Indemnification of Officers and Directors”.

Our Chief Financial Officer does not have a written employment agreement with the Company.  She receives an annual base salary of $130,000, which may be increased in the discretion of the Board. Ms. Morgan was issued a Stock Option Grant Notice in conjunction with her appointment as Chief Accounting and Operating Officer under the 2008 Stock Option Plan to purchase up to 450,000 shares of the Company’s common stock at an exercise price of $0.336 per share vesting as to 150,000 shares on December 31, 2010 and as to 100,000 shares on each of December 31, 2001, 2012 and 2013.  Ms. Morgan receives four weeks paid vacation per annum.

ITEM 7.                Certain Relationships and Related Transactions, and Director Independence.

Related Parties

Our Creative Director, Larry Balaban, and our Vice-President of New Business Development, Howard Balaban, are brothers.

On February 1, 2008, Isabel Moeller, sister of our Chief Executive Officer, Klaus Moeller, loaned $310,000 to the Company at an interest rate equal to 8% per annum.  The proceeds of the loan were used to reduce outstanding obligations to Genius Products at the time (see Item 1. “Business – Distribution”).  A subsequent agreement extended the maturity date to December 31, 2009.  On December 31, 2009, Ms. Moeller agreed to accept a new note agreement for the balance due, including principal and unpaid interest with a maturity date of December 31, 2010 and a stated interest rate of 6% per annum.  On September 30, 2010, Ms. Moeller agreed to execute a new note under the same interest terms with a stated maturity date of December 31, 2012, resulting in the reclassification of the total amount outstanding, including principal and accrued interest, as long term debt.  In March 2011, Ms. Moeller subscribed for 1,000,000 shares of our common stock at a purchase price of $0.20 per share pursuant to a private placement offering conducted by the Company under Rule 506. In lieu of cash payment for the shares, Ms. Moeller agreed to a $200,000 reduction in the outstanding principal balance of her note effective April 1, 2011.  The shares have not yet been issued.

Throughout 2009, 2008 and 2007, the Company borrowed funds from Messrs. Moeller, Meader, Larry Balaban and Howard Balaban in the aggregate principal amounts of $4,000, $280,000 and $444,500, respectively.  The loans were made pursuant to promissory notes which require payment of 1.63% per annum for 2009 and 2008 and 6% per annum for the notes issued in 2007. Notes issued in 2007 were payable upon demand.  However, the maturity date for each outstanding promissory note to these officers and directors was extended to December 31, 2009.  The proceeds from all officer loans were used to pay operating obligations of the Company.  On December 31, 2009, each of the Officers agreed to issue new note agreements for the outstanding balances, including principal and unpaid interest, with a maturity date of December 31, 2010 and a stated interest rate of 6% per annum.  On September 30, 2010, the four Officers agreed to execute new notes with the same interest rate and a maturity on December 31, 2012 for the total outstanding amounts, including principal and accrued interest, resulting in a change in classification to long term notes payable.  At December 31, 2010, there was a combined total of approximately $311,987 in principal and accrued interest outstanding under these notes.

On September 30, 2010, these same officers agreed to convert accrued but unpaid salaries through September 30, 2010 to subordinated long term notes payable.  In February 2011, as a result of an agreement by each of the four Officers to retroactively decrease the amount of the annual salary for 2010 from $125,000 per annum to $80,000,  the amount of the notes were reduced to an aggregate of $1,620,137.  The notes have a maturity of December 31, 2012 and a stated interest rate of six percent (6%) per annum, said interest accruing from October 1, 2010 on the unpaid balance of principal and interest.  The amount of interest outstanding on these loans as of December 31, 2010 is $24,090.  There is no prepayment penalty.

Except as otherwise indicated herein, there have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K.

Director Independence

Our Common Stock is not quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our board of directors be independent and, therefore, the Company is not subject to any director independence requirements. Under NASDAQ Rule 5605(a)(2)(A), a director is not considered to be independent if he or she also is an executive officer or employee of the corporation. Under such definition, each of Messrs. Moeller, Meader, Howard Balaban and Larry Balaban would not be considered an independent director.  Based on Rule 5605(a)(2)(A), Mr. Hyatt is the only member of the Board that can be considered an independent director because he is not an executive officer or employee of the Company, has not been an employee of the Company during the past three years and has not received compensation from the Company at any time during the past three years.

ITEM 8.                Legal Proceedings.

There are presently no material pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

ITEM 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Transactions in our common stock are currently reported in the United States under the symbol “PENT” on the OTC Market Groups, Inc. quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities.  The following table sets forth the range of high and low bids reported in the over-the-counter market for our common stock.  The prices shown below represent prices in the market between dealers in securities; they do not include retail markup, markdown or commissions, and do not necessarily represent actual transactions.  The “OTC Market Groups, Inc.” is neither a stock exchange nor a self-regulatory organization and is not regulated by either Financial Industry Regulatory Authority or the SEC.

Quarter Ending	Quarter High	Quarter Low

09/30/2009	$0.80	$0.35
12/31/2009	$0.90	$0.25
03/31/2010	$0.50	$0.45
06/30/2010	$0.50	$0.40
09/30/2010	$0.50	$0.25
12/31/2010	$0.35	$0.28
03/31/2011	$0.35	$0.25

Outstanding Shares and Number of Stockholders

As of March 31, 2011, the number of shares of common stock outstanding was 55,148,815.  As of that date, there were approximately 148 record holders of our shares of issued and outstanding common stock.  This figure does not include holders of shares held in securities position listings.  As of March 31, 2011, we have outstanding warrants to purchase 471,108 shares of common stock.

Dividends

We have never declared or paid dividends on our common stock.  Moreover, we currently intend to retain any future earnings for use in our business and, therefore, do not anticipate paying any dividends on our common stock in the foreseeable future.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders	8,995,000	$0.44	7,005,000
Equity compensation plans not approved by shareholders	0	$0.00	0
Total	8,995,000	$0.44	7,005,000

Item 10.              Recent Sales of Unregistered Securities.

    The information below lists all of our securities sold by us during the past three years, which were not registered under the Securities Act of 1933. We paid no underwriting discounts or commissions in connection with any of the following transactions.

    During 2006, the issuer sold $2,500,000 in 10% convertible debentures (the “Debentures”), each of which was convertible into shares of the issuer’s common stock at a rate of one (1) share per each $0.20 converted.  The Debentures were sold to accredited investors only pursuant to Rule 506 of the Securities Act.  We borrowed $1,361,000 from our officers and directors to pay the first of the two promissory notes to Genius Products and used $1,361,000 of those proceeds to repay such officer loans. The remaining proceeds were used to pay general operating expenses of the Company.  Effective June 30, 2008, all of the outstanding Debentures were converted into 12,500,000 shares of common stock.  At the time of conversion, the issuer agreed to make remaining interest payments to the Debenture holders in shares of common stock at a rate of one (1) share for each $0.40 in accrued interest due and payable provided that the recipient still met the requirements of an accredited investor.  Equity interest payments were made pursuant to Rule 506 for the second and third quarters of 2008 on or about February 11, 2009, with 156,250 shares of common stock issued to the former Debenture holders for each quarter. An additional 150,000 shares were issued to the former Debenture holders on March 31, 2009 in payment of equity interest due for the first quarter of 2009, and 197,907 shares were issued on July 24, 2009 as a final payment for interest on the debentures. Proceeds of the debenture offering were used to repay amounts due to Mr. Moeller associated with the asset purchase from Genius Products and a portion of the purchase price due to Genius Products.

In September 2008, the issuer commenced a private placement of up to $10,000,000 in common stock priced at $0.40 per share to accredited investors only under Rule 506.  As of December 31, 2009, the Company had sold 807,500 shares in that offering during 2008 and 2009 for total proceeds of $323,000.  The offering was suspended in January 2009.   The proceeds of the offering were used for general operating expenses, including general administrative expenses (including salaries, payment of existing debt obligations, rent and professional fees) and production costs, select retail placement fees, tradeshows, and marketing.

On January 1, 2008, the issuer entered into written employment agreements with four of its officers pursuant to which it agreed to grant each such officer an option to purchase up to 2,000,000 shares of the issuer’s common stock at a purchase price equal to the fair market value of the common stock on the grant date, with each option vesting as to 500,000 shares on the date of the agreement and 750,000 shares on each of December 31, 2008 and 2009.  The grant of the options was delayed pending adoption of a qualified stock option plan by the issuer’s shareholders, and the options were finally granted on January 20, 2009, with an adjustment to the vesting schedule to reflect the late grant date.  Consequently, each option was vested as to 1,250,000 shares on the date of grant and vested as to the remainder on December 31, 2009.  In the event the options are exercised, the Company will likely use the proceeds from the exercise to pay general operating expenses of the Company.

On September 30, 2009, 65,000 shares were issued in payment of management consulting service contracts covering the 90 day period beginning July 1, 2009.   The shares were valued at $0.40 per share, and the full amount of $26,000 was expensed in 2009.

On December 14, 2009, the Company issued Stock Option Grant Notices to seven employees and service providers, granting options to purchase 130,000 shares of common stock.  The options fully vested as of December 31, 2009.  In the event the options are exercised, the Company will likely use the proceeds from the exercise to pay general operating expenses of the Company.

On March 8, 2010, the Board of Directors ratified an agreement between the Company and James Sommers whereby the Company agreed to issue options to purchase 250,000 shares of common stock at an exercise price of $0.50 in exchange for consulting services for one year.  The Option was issued on June 21, 2010 pursuant to Rule 701.  In the event the option is exercised, the Company will likely use the proceeds from the exercise to pay general operating expenses of the Company.

On April 6, 2010, the Company commenced a private placement to certain accredited investors pursuant to Rule 506 for up to 12,500,000 shares of common stock at a purchase price of $0.40 per share.  On July 13, 2010, the Board of Directors amended the offering to include the issuance of a warrant to purchase one additional share of common stock for each share of common stock sold through the offering.  Each warrant expires three years from the date of purchase and has a stated exercise price of $0.40 per share.  As of December 31, 2010, a total subscription of $188,443 had been received and 471,108 shares have been issued and warrants have been issued to purchase an addition 471,108 shares.  Costs of the offering in the amount of $17,396 were offset against the common stock account through December 31, 2010.  The proceeds of the offering were used to pay product development costs. In the event the warrants are exercised, proceeds from the exercise will likely be used to cover general operating expenses.

On September 28, 2010, 50,000 shares were issued in payment of website design services rendered.  The service provider is an accredited investor and the shares were issued pursuant to Section 4(6) of the Securities Act. The shares were valued at $0.50 per share, and the full amount of $25,000 was capitalized in 2010 as an intangible asset.

In January 2011, the issuer granted an incentive stock option to purchase up to 25,000 shares of common stock to our Vice President of Sales.  The option was fully vested on grant and will expire five years from the date of grant.  The option was granted with an exercise price of $0.336 per share, or 100% of the preceding 5 day average market price on the date of grant.

In April 2011, pursuant to new employment agreements, we granted a non-qualified stock option to purchase up to 1,000,000 shares of common stock to each of Mr. Moeller, Mr. Meader, Mr. Larry Balaban and Mr. Howard Balaban.  The options were vested as to 250,000 of the shares on the date of grant and will vest as to the remaining shares at a rate of 250,000 shares on each of April 1, 2012, April 1, 2013 and April 1, 2014.  The options have a term of ten years and will not expire earlier except in the event of a termination for cause, in which case they will expire as to all shares within ninety days of the date of termination.  The options were granted with an exercise price of $0.44 per share, or the greater of $0.44 or 110% of the fair market value of the shares on the date of grant.

In the first quarter of 2011, we conducted a private placement to accredited investors only under Rule 506.  As a result of the offering, the Company sold 5,050,000 shares of common stock at a purchase price of $0.20 per share for an aggregate of $1,010,000.  The proceeds of the offering will be primarily used to fund general operating expenses, product development and introduction for Circle of Education, LLC and to reduction of the outstanding principal balance on the note issued to Isabel Moeller. Ms. Moeller subscribed for 1,000,000 shares. In lieu of cash payment for the subscribed shares, Ms. Moeller agreed to a $200,000 reduction in the outstanding principal balance of her note effective April 1, 2011.  The shares sold in the private placement have not yet been issued.

As of March 31, 2011, the issuer has 55,148,815 shares of common stock outstanding.

ITEM 11.              Description of Registrant’s Securities to be Registered.

Capital Stock

The Company is authorized to issue 100,000,000 shares of common stock, no par value per share, of which 55,148,815 were outstanding on March 31, 2011. The following summary descriptions are qualified in their entirety by reference to the Company’s Articles of Incorporation, as amended, which will be made available to qualified investors upon written request. Each share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. Unless one or more shareholders gives notice of an intent to cumulate votes for Directors prior to the vote to elect Directors, holders of a majority of the voting power represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors and, in such event, the holders of the remaining voting power will be unable to elect any directors. The holders of common stock do not have preemptive rights or rights to convert their common stock into other securities.  Holders of the common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore.  In the event of a liquidation, dissolution or winding up of the Company, holders of the common stock have the right to a ratable portion of the assets remaining after payment of liabilities.  All shares of common stock outstanding are fully paid and non-assessable.

Debt Securities

None.

Warrants and Rights

Currently, the Company has warrants outstanding to purchase up to 471,108 shares of our common stock, each of which was issued with an exercise price of $0.40 and expires three years from the date of issue.  All of the warrants will have expired on November 18, 2013.  All common stock underlying the warrants will be restricted when issued.

Either the exercise price or the number of shares purchasable under the warrant may be adjusted in the event of any split of the common stock, reclassification, capital reorganization or change in the outstanding common stock, or declaration of a common stock dividend.  In the event of any such adjustment, the Company will notify the holders of the warrants of the exercise price and number of shares purchasable under the warrant following adjustment, the facts requiring the adjustment and the method of calculation of any increase or decrease in price or purchasable shares. No adjustment will be required, however, unless the adjustment would require an increase or decrease in the exercise price of at least 1%.

Other Securities to be Registered

None.

ITEM 12.              Indemnification of Directors and Officers.

In accordance with provisions of the California Corporations Law, our articles of incorporation provide that the liability for monetary damages of our directors shall be eliminated to the fullest extent permitted by California law. Further, our articles authorize us to provide indemnification to our agents (including our officers and directors). Our bylaws provide for this indemnification of our corporate agents to the maximum extent permitted by California law.

ITEM 13.              Financial Statements and Supplementary Data.

The financial statements and report of independent auditors are filed as a separate part of this report on pages F-1 through F-22.

ITEM 14.              Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are not and have not been any disagreements between the Company and our accountants on any matter of accounting principles, practices or financial statement disclosure.

ITEM 15.              Financial Statements and Exhibits.

(a) Index to Financial Statements.

     See the index to consolidated financial statements set forth on page F-1.

(b) Index to Exhibits.

     See the exhibit index immediately following the signature page to this Form 10.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 29, 2011

	By:	/s/ Klaus Moeller, Chief Executive Officer
Klaus Moeller, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation
3.2	Bylaws
4.1	Form of Stock Certificate
4.2	2008 Stock Option Plan
4.3	First Amendment to 2008 Stock Option Plan
4.4	Second Amendment to 2008 Stock Option Plan
4.5	Form of Stock Option Grant Notice
4.6	Form of Warrant
10.1	Employment Agreement of Klaus Moeller
10.2	Employment Agreement of Michael G. Meader
10.3	Employment Agreement of Larry Balaban
10.4	Employment Agreement of Howard Balaban
10.5	Amended and Restated Subordinated Promissory Note to Klaus Moeller
10.6	Amended and Restated Subordinated Promissory Note to Michael G. Meader
10.7	Amended and Restated Subordinated Promissory Note to Larry Balaban
10.8	Amended and Restated Subordinated Promissory Note to Howard Balaban
10.9	Promissory Note to Klaus Moeller
10.10	Promissory Note to Michael G. Meader
10.11	Promissory Note to Larry Balaban
10.12	Promissory Note to Howard Balaban
10.13*	Merchandise License Agreement with Jakks Pacific
21	List of Subsidiaries

*
Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and 17 CFR 200.83. Omitted portions have been filed separately with the Securities and Exchange Commission.

PACIFIC ENTERTAINMENT CORPORATION
COMPARATIVE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDING
DECEMBER 31, 2010 AND 2009

TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Pacific Entertainment Corporation
San Diego, California

We have audited the accompanying balance sheets of Pacific Entertainment Corporation as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express as opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Entertainment Corporation as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP
Salt Lake City, Utah
March 11, 2011

Pacific Entertainment Corporation
Balance Sheets
December 31, 2010 and 2009

ASSETS	2010	2009

Current Assets:
Cash	$207,880	$247,865
Accounts Receivable, net	1,077,685	804,406
Inventory	247,505	157,498
Prepaid and Other Assets	55,376	45,000
Total Current Assets	1,588,446	1,254,769

Property and Equipment, net	35,168	31,932
Capitalized Product Development	75,515	44,724
Intangible Assets, net	547,611	1,042,708
Long Term Investment – Circle of Education, LLC	53,008	-

Total Assets	$2,299,748	$2,374,133

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts Payable	$948,428	$680,787
Accrued Expenses	221,739	232,099
Accrued Salaries and Wages	62,551	1,602,820
Accrued Interest - Debentures	19,049	18,052
Notes Payable – Related Parties	-	752,365
Total Current Liabilities	1,251,767	3,286,123
Long Term Liabilities:
Notes Payable and Accrued Interest – Related Parties	2,339,197	-

Total Liabilities	3,590,964	3,286,123

Stockholders’ Equity (Deficit):
Common Stock, no par value, 100,000,000 shares authorized; 55,116,515 and 54,595,407 shares issued and outstanding, respectively	3,390,875	3,194,828
Additional Paid in Capital	2,086,065	1,968,455
Accumulated Deficit	(6,768,156)	(6,075,273)
Total Stockholders’ Equity (Deficit)	(1,291,216)	(911,990)
Total Liabilities & Stockholders’ Equity (Deficit)	$2,299,748	$2,374,133

Pacific Entertainment Corporation
Statements of Operations
Years Ended December 31, 2010 and 2009

Revenues:	2010	2009

Product Sales	$2,940,194	$2,593,870
Licensing & Royalties	1,032,469	709,168
Total Revenues	3,972,663	3,303,038

Cost of Sales	1,929,613	1,416,790

Gross Profit	2,043,050	1,886,248

Operating Expenses:
Product Development	7,796	46,531
Professional Services	312,818	396,013
Rent Expense	146,979	130,299
Marketing & Sales	678,188	597,837
Depreciation & Amortization	694,698	659,302
Salaries and Related Expenses	613,787	1,062,996
Stock Compensation Expense	117,610	518,534
General & Administrative	205,997	149,076
Total Operating Expenses	2,777,873	3,560,588

Loss from Operations	(734,823)	(1,674,340)

Other Income (Expense):
Other Income	46,060	20,914
Interest Expense	(2,349)	(143,781)
Interest Expense – Related Parties	(68,057)	(61,521)
Gain on Settlement of Debt	66,286	2,809
Gain/(Loss) on Disposition of Intangible Assets	-	5,028
Net Other Income (Expense)	41,940	(176,551)

Loss before Income Taxes	(692,883)	(1,850,891)

Income Tax	-	-

Net Loss	$(692,883)	$(1,850,891)

Net Loss per common share	$(0.01)	$(0.03)

Weighted average shares outstanding	54,757,285	54,351,487

Pacific Entertainment Corporation
Statements of Stockholders’ Equity (Deficit)
December 31, 2010 and 2009

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid in Capital	Deficit	Total

Balance, December 31, 2008	53,932,500	$2,945,234	$619,681	$(4,224,382)	$(659,467)

Common Stock Issued for Cash	250,000	100,000	-	-	100,000
Common Stock Issued for Interest	347,907	139,163	-	-	139,163
Stock Offering Costs	-	(15,569)	-	-	(15,569)
Common Stock Issued for Services	65,000	26,000	-	-	26,000
Stock Compensation Expense	-	-	518,534	-	518,534
Stock Options Granted for Accrued Stock Compensation	-	-	810,898	-	810,898
Imputed Interest on Related Party
Notes Payable	-	-	19,342	-	19,342

Net Loss	-	-	-	(1,850,891)	(1,850,891)

Balance, December 31, 2009	54,595,407	3,194,828	1, 968,455	(6,075,273)	(911,990)

Common Stock Issued for Cash	471,108	188,443	-	-	188,443
Stock Offering Costs	-	(17,396)	-	-	(17,396)
Common Stock Issued for Services	50,000	25,000	-	-	25,000
Stock Compensation Expense	-	-	117,610	-	117,610

Net Loss	-	-	-	(692,883)	(692,883)

Balance, December 31, 2010	55,116,515	$3,390,875	$2,086,065	$(6,768,156)	$(1,291,216)

Pacific Entertainment Corporation
Statements of Cash Flows
Year Ended December 31, 2010 and 2009

Cash Flows from Operating Activities:	2010	2009

Net Loss	$(692,883)	$(1,850,891)
Adjustments to reconcile net income to net
cash used in operating activities:
Depreciation Expense	19,650	12,550
Amortization Expense	675,048	646,752
Gain/Loss on Disposal of Intangible Assets	-	(5,028)
Issuance of Common Stock for Interest	-	139,163
Issuance of Common Stock for Services	-	26,000
Capital Contribution Related Party Interest	-	19,342
Gain on Settlement of Debt	(66,286)	(2,809)
Stock Compensation Expense	117,610	518,534
Decrease (increase) in operating assets
Accounts Receivable	(273,279)	(209,338)
Inventory	(90,007)	153,507
Prepaid Expenses & Other Assets	(10,376)	(13,060)
Other Receivable	-	14,862
Increase (decrease) in operating liabilities
Accounts Payable	333,927	109,064
Accrued Salaries	79,867	384,439
Stock Compensation Expense	-	-
Accrued Interest	997	2,500
Accrued Interest – Related Party	68,057	42,180
Other Accrued Expenses	(10,360)	211,819
Net cash provided by operating activities	151,965	199,586
Cash Flows from Investing Activities:
Investment in Product Masters	(185,742)	(166,227)
Investment in Circle of Education	(53,008)	-
Purchase of Fixed Assets	(22,886)	(21,649)
Net cash (used) by investing activities	(261,636)	(187,876)
Cash Flows from Financing Activities:
Sale of Common Stock	188,443	100,000
Common Stock Offering Cost	(17,396)	(15,569)
Proceeds from Related Party Debt	-	4,000
Payments on Related Party Debt	(101,361)	(400,000)
Net cash provided/(used) by financing activities	69,686	(311,569)
Net decrease in cash	(39,985)	(299,859)
Cash at Beginning of Year	247,865	547,724
Cash at End of Year	$207,880	$247,865
Supplemental disclosures of cash flow information:
Cash paid for interest	$2,349	$2,118
Cash paid for income taxes	$-	$-

Schedule of non-cash financing and investing activities:
Stock Issued for Intangible Assets	$25,000	$-
Accrued Salaries and wages converted to Long Term Notes Payable	$1,620,137	$-
Accrued Interest rolled into Notes	$-	$113,865
Accrued Stock Compensation reclassified to Additional Paid in Capital	$-	$810,898
Accounts Payable traded for Fixed Assets	$-	$16,885

Pacific Entertainment Corporation
Notes to Financial Statements
December 31, 2010 and 2009

Note 1:  The Company and Significant Accounting Policies

Organization and Nature of Business

Pacific Entertainment Corporation (“we”, “us”, “our” or the “Company”) provides music-based products that are entertaining, educational and beneficial to the well-being of infants and young children.  We create, market and sell children’s DVDs, CD music, toy, and book products in the United States by distribution at wholesale to retail stores and outlets.  We license the use of our brands internationally to others to manufacture, market and sell the products, whereby we receive advances and royalties.

The Company commenced operations in January 2006, assuming all of the rights and obligations of its Chief Executive Officer, Klaus Moeller, under an Asset Purchase Agreement between the Company and Genius Products, Inc., in which we obtained all rights, copyrights, and trademarks to the brands “Baby Genius,” “Little Genius,” “Kid Genius,” “123 Favorite Music” and “Wee Worship,” and all then existing productions under those titles.

In August 2009, the Company launched a line of Baby Genius pre-school toys.  The line of 24 Baby Genius toys, manufactured by master toy manufacturer Battat Incorporated, includes musical, activity, and role-play toys that incorporate the Baby Genius principle of music as a core learning tool to engage and encourage children to communicate, connect, discover, and use their imagination.  The Company cancelled the agreement in December 2010 according to the terms of the contract, permitting Battat to continue selling the current line of toys until late spring 2011.

On January 11, 2011, the Company signed an agreement with Jakks Pacific’s Tollytots® division for a new toy line. As a result of the five-year agreement, Tollytots® will immediately begin development on a comprehensive line of musical and early learning toys, incorporating the music, characters and themes that have made the Baby Genius series of videos and music CDs so successful among children and parents around the world. The new toy line will cover a broad range of exclusive categories, including learning and developmental toys, most plush toys, and musical toys, as well as several other non-exclusive categories.

During fourth quarter of 2009 and 2010, the Company signed licensing agreements to develop additional product lines based on the Baby Genius characters. These agreements include children’s games and puzzles, electronic learning aids, “sippy cups", shoes, socks and infant and toddler layette items.  We are also discussing other licensing opportunities for introduction in 2011 and 2012 and we believe that our licensing revenue will grow significantly during the upcoming years.

The Company also obtains licenses for other select brands we feel we can market and sell through our distribution channels.   In July 2009, Pacific Entertainment entered into a licensing agreement with Precious Moments, Inc. (PMI) granting the Company non-exclusive rights to use its copyrights and trademarks in connection with the manufacture, distribution, sale, and advertising of music CD’s for children through 2012.  The Company initially produced three CD’s released in fourth quarter 2009.  In addition, the Company signed an amendment in September 2009 to include licensing for DVD’s created by PMI.  The “Precious Moments” products join our previously licensed lines including “Guess How Much I Love You” and “The Snowman”.

Pacific Entertainment Corporation
Notes to Financial Statements
December 31, 2010 and 2009

During 2010, the Company launched a line of classic movies and television programs, “Pacific Entertainment Presents”.  Initially consisting of seven titles, each focusing on a specific genre such as Horror, Western, SciFi, Action, Mystery, War, and Gangster, an additional six titles were added in late 2010 expanding the line with the Super Hero’s collection as well as Family Favorites.

The Company’s Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America.  These require the use of estimates and assumptions that affect the assets, liabilities, revenues and expenses reported in the financial statements, as well as amounts included in the notes thereto, including discussion and disclosure of contingent liabilities.  Although the Company uses its best estimates and judgments, actual results could differ from these estimates as future confirming events occur.

Liquidity

Historically, the Company has incurred net losses.  As of December 31, 2010, the Company had an accumulated deficit of $6,768,156 and a total stockholders’ deficit of $1,291,216.  At December 31, 2010, the Company had current assets of $1,588,446, including cash and cash equivalents of $207,880, and current liabilities of $1,251,767, resulting in a working capital excess of $336,679.  For the year ending December 31, 2010, the Company reported a net loss of $692,883 and net cash provided by operating activities of $151,965.  Management believes that its increasing sales, cash provided by operations, together with funds available from short-term related party advances, will be sufficient to fund planned operations for the next twelve months.  However, there can be no assurance that operations and operating cash flows will continue at the current levels or improve in the near future.  If the Company is unable to obtain profitable operations and positive operating cash flows sufficient to meet scheduled debt obligations, it may need to seek additional funding or be forced to scale back its development plans or to significantly reduce or terminate operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Cash Equivalents

The Company considers all highly liquid debt instruments with initial maturities of three months or less to be cash equivalents.

Significant Accounting Policies

Revenue Recognition - The Company recognized revenue related to product sales when (i) the seller’s price is substantially fixed, (ii) shipment has occurred causing the buyer to be obligated to pay for product, (iii) the buyer has economic substance apart from the seller, and (iv) there is no significant obligation for future performance to directly bring about the resale of the product by the buyer as required by Revenue Recognition Topic 605 of the FASB Accounting Standards Codification.

Pacific Entertainment Corporation
Notes to Financial Statements
December 31, 2010 and 2009

Revenues associated with the sale of branded CDs, DVDs and other products, are recorded when shipped to customers pursuant to approved customer purchase orders resulting in the transfer of title and risk of loss.  Cost of sales, rebates and discounts are recorded at the time of revenue recognition or at each financial reporting date.

The Company’s licensing and royalty revenue represent variable payments based on net sales from brand licensees for content distribution rights.  These license agreements are held in conjunction with third parties that are responsible for collecting fees due and remitting to the Company its share after expenses. Revenue from licensed products is recognized when realized or realizable based on royalty reporting received from licensees.

Shipping and Handling - The Company records shipping and handling expenses in the period in which they are incurred and are included in the Cost of Goods Sold.

Inventories - Inventories are stated at the lower of cost (average) or market and consist of finished goods such as DVDs, CDs and other products.  A reserve for slow-moving and obsolete inventory is established for all inventory deemed potentially non-saleable by management in the period in which it is determined to be potentially non-saleable. The current inventory is considered properly valued and saleable.  The Company concluded that there was an appropriate reserve for slow moving and obsolete inventory of $5,972 established as of December 31, 2010 and there was no need for a reserve at December 31, 2009.

Property and Equipment - Property and equipment are recorded at cost. Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from 5 to 39 years. Maintenance, repairs, and renewals, which neither materially add to the value of the assets nor appreciably prolong their lives, are charged to expense as incurred. Gains and losses from dispositions of property and equipment are reflected in the statement of operations.

Stock Based Compensation - As required by the Stock Compensation Topic 718 of the FASB Accounting Standards Codification, the Company recognizes an expense related to the fair value of our stock-compensation awards, including stock options, using the Black-Scholes calculation as of the date of grant.

Income Taxes- Deferred income tax assets and liabilities are recognized based on differences between the financial statement and tax basis of assets and liabilities using presently enacted tax rates.  At each balance sheet date, the Company evaluates the available evidence about future taxable income and other possible sources of realization of deferred tax assets, and records a valuation allowance that reduces the deferred tax assets to an amount that represents management’s best estimate of the amount of such deferred tax assets that more likely than not will be realized.

Advertising Costs- The Company’s marketing and sales costs are primarily related to advertising, trade shows, public relation fees and production and distribution of collateral materials.  In accordance with the FASB Topic 720-35 regarding Advertising Costs, the Company expenses advertising costs in the period in which the expense is incurred.  Marketing and Sales costs incurred by licensees are borne fully by the licensee and are not the responsibility of the Company.  Advertising expense for the year ended December 31, 2010 was $103,908 and for 2009 was $129,796.

Pacific Entertainment Corporation
Notes to Financial Statements
December 31, 2010 and 2009

Allowance for Sales Returns - An Allowance for Sales Returns is estimated based on average sales during the previous year.  Based on experience, sales growth, and our customer base, the Company concluded that the allowance for sales returns at December 31, 2010 and 2009 should be $76,000.

Concentration of Risk - The Company’s cash and cash equivalents are maintained at one financial institution and from time to time the balances for this account exceed the Federal Deposit Insurance Corporation’s (“FDIC’s”) insured amount.  Balances on deposits at banks in the United States are insured by the FDIC up to $250,000 per institution.  As of December 31, 2010 and 2009, there were no uninsured balances.

For fiscal year 2010, the revenue from three major customers comprised 27.6%, 16.3% and 14.1% of the Company’s total revenue.  Those three major customers made up 39.1%, 0%, and 0% of the total accounts receivable balance at December 31, 2010, respectively.  For fiscal year 2009, the Company had revenue from three major customers comprised of 28.5%, 13.7% and 11.5% of the Company’s total revenue.  Those three major customers made up 24.2%, 0%, and 0% of the total accounts receivable balance at December 31, 2009, respectively.  The major customers for the year ending December 31, 2010 are not necessarily the same major customers at December 31, 2009.  There is significant financial risk associated with a dependence upon a small number of customers.  The Company periodically assesses the financial strength of these customers and establishes allowances for any anticipated bad debt.  At December 31, 2010 and 2009, no allowance for bad debt has been established for the  major customers as these amounts are believed to be fully collectible.

Earnings Per Share - Basic earnings (loss) per common share (“EPS”) is calculated by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted EPS is calculated by dividing net loss by the weighted average number of common shares outstanding, plus the assumed exercise of all dilutive securities using the treasury stock or “as converted” method, as appropriate. During periods of net loss, all common stock equivalents are excluded from the diluted EPS calculation because they are antidilutive. The Company had stock options outstanding to purchase 8,970,000 shares of common stock as of December 31, 2010.

Fair value of financial instruments - The carrying amounts of cash, receivables and accrued liabilities approximate fair value due to the short-term maturity of the instruments.

Fair Value Measurements - The Company has an equity investment that is measured at fair value on a recurring basis.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  A three-tier fair value hierarchy has been established which prioritized the inputs used in measuring fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).  These tiers include:

Pacific Entertainment Corporation
Notes to Financial Statements
December 31, 2010 and 2009

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
●
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The equity investment value of $53,008 in Circle of Education LLC has been valued using Level 3 criteria.

Litigation

We are not a party to any legal or administrative proceedings, other than routine legal activities incidental to our business that we do not believe, individually or in the aggregate, would be likely to have a material adverse effect on our financial condition or results of operations.

Note 2:  Plant, Property, and Equipment and Intangible Assets

The Company has plant, property and equipment and other intangible assets used in the creation of revenue as follows as of December 31:

	2010	2009

Furniture and Equipment	$76,986	$54,099
Less Accumulated Depreciation	(41,818)	(22,167)
Net Fixed Assets	$35,168	$31,932

	2010	2009

Trademarks	$129,831	$129,831
Product Masters	3,202,712	3,122,779
Other Intangible Assets	223,282	123,264
Less Accumulated Amortization	(3,008,214)	(2,333,166)
Net Intangible Assets	$547,611	$1 ,042,708

Pursuant to FASB Accounting Standards Codification regarding Topic 350, Intangible Assets, intangible asset(s) acquired, either individually or with a group of other assets shall be initially recognized and measured based on fair value.  In the acquisition of the assets from Genius Products, fair value was calculated using a discounted cash flow analysis of the revenue streams for the estimated life of the assets.  As this resulted in a fair market value in excess of the purchase price, the assets were recorded at $2,489,082, the total purchase price discounted with the imputed interest rate of 10%.

Pacific Entertainment Corporation
Notes to Financial Statements
December 31, 2010 and 2009

The Company reviews all intangible assets periodically to determine if the value has been impaired by recent financial transactions using the discounted cash flow analysis of revenue stream for the estimated life of the assets.  At year end December 31, 2010 and 2009, it was determined that no impairment existed.

The Company continues to develop new CDs and DVDs, in addition to adding content, improved animation and bonus songs/features to their existing CD and DVD collection.  In accordance with FASB Accounting Standards Codification regarding the topics of Intangible Assets (350) and Research and Development (730), the costs of new product development and significant improvement to existing products are capitalized while routine and periodic alterations to existing products are expensed as incurred.

Note 3:  Accrued Liabilities

Accrued but unpaid Salaries and Vacation benefits total $62,551 and $1,602,820 as of December 31, 2010 and 2009, respectively.  The amount as of December 31, 2009 includes accrued salaries due to four of the Officers that were converted to long term notes payable during 2010.  Debenture Interest accrued and unpaid for the previously outstanding balance is $19,049 in 2010 and $18,052 in 2009.  Other accrued liabilities totaling $221,739 in 2010 and $232,099 in 2009 are as follows:

	2010	2009

Allowance for Sales Returns	$76,000	$76,000
Common Marketing Fund	-	51,530
Commission on Royalties	71,485	83,492
Royalties Payable	44,940	10,715
Other Accrued Expenses	29,314	10,362
Total Accrued Expenses	$221,739	$232,099

Note 4:  Notes Payable and Accrued Interest - Related Parties

As of December 31, 2010 and 2009, the Company had the following notes payable and accrued interest balances outstanding:

Pacific Entertainment Corporation
Notes to Financial Statements
December 31, 2010 and 2009

	2010	2009

Related Party Note Payable to PEC	$360,840	$360,840
Accrued Interest on Related Party Note	22,142	-
Officer Loans to PEC	311,987	391,525
Subordinated Officer Loans to PEC	1,620,137	-
Accrued Interest on Subordinated Loans	24,090	-
Total Notes Payable and Accrued Interest	2,339,197	752,365
Less: Current Portion	-	752,365
Long Term Portion	$2,339,197	$-

On February 1, 2008, Isabel Moeller, sister of our Chief Executive Officer, Klaus Moeller, loaned $310,000 to the Company at an interest rate equal to 8% per annum as a short term note payable.  The funds were borrowed from Ms. Moeller in order to reduce outstanding obligations due to Genius Products at that time.  In August 2008, the note was amended to require payment of all principal and accrued interest on June 30, 2009.  Subsequent agreements extended the maturity date to December 31, 2010 and reduced the stated interest rate to six (6%) percent per annum.  On September 30, 2010, Ms. Moeller agreed to accept a new note with a maturity date of December 31, 2012 resulting in the reclassification of the total amount outstanding, including principal and accrued interest, as long term debt.   The amount due to Ms. Moeller as of December 31, 2010 includes $22,142 in accrued but unpaid interest.

Notes were issued in favor of four of the Officers for loans to the Company at various times during the years 2007 through 2009.  The term of the notes issued in 2009 and 2008 called for payment on December 31, 2009 and had a stated interest rate of 1.63%.  The notes issued in 2007 were payable Upon Demand and had a stated interest rate of 6% per annum until paid in full.  On February 13, 2009, the Officers agreed to an extension of the maturity date of all outstanding notes to December 31, 2009 at the stated interest rate of the original note.  Partial repayment on the notes to the Officers in the amount of $400,000 was made on March 4, 2009.  On December 31, 2009, the Officers agreed to issue new note agreements for the outstanding balances, including accrued but unpaid interest, with a maturity date of December 31, 2010 and a stated interest rate of 6% per annum.  Repayments in the aggregate amount of $60,654 were made on August 11, 2010.  On September 30, 2010, the Officers agreed to extend the maturity date of the loans to December 31, 2012 resulting in the outstanding balances, including principle and accrued interest, to be reclassified as long term debt.  On October 12, 2010 repayments were made in the aggregate amount of $40,707.

In accordance with generally accepted accounting principles, stated interest rates on the related party notes were reviewed for compliance with the subject of Imputation of Interest, Topic 835 of the FASB Accounting Standards Codification.  As a result, imputed interest was calculated for a market rate of 7% in the years 2009 and 2008 and 10% in 2007, resulting in Additional Paid in Capital contribution of $41,305 over the life of the loans.

Pacific Entertainment Corporation
Notes to Financial Statements
December 31, 2010 and 2009

On September 30, 2010, four of the Officers agreed to convert accrued but unpaid salaries through September 30, 2010 to subordinated long term notes payable.  In February 2011, as a result of an agreement by each of the four Officers to retroactively decrease the amount of the annual salary for 2010 from $125,000 per annum per Officer to $80,000,  the amount of the notes were reduced to an aggregate of $1,620,137.  The notes have a maturity of December 31, 2012 and a stated interest rate of six percent (6%) per annum, said interest accruing from October 1, 2010 on the unpaid balance of principal and interest.  There is no prepayment penalty.  As of December 31, 2010, the accrued but unpaid interest totals $24,090.

Note 5:  Stockholders’ Equity

As of December 31, 2010 and December 31, 2009, there were 55,116,515 and 54,595,407 shares of common stock outstanding out of the 100,000,000 shares of common authorized respectively.   In 2009, 65,000 shares were issued for services rendered valued at $26,000 or $0.40 per share.  An additional 50,000 shares valued at $25,000, or $0.50 per share, were issued in 2010 in exchange for services rendered.

The Company issued $2.5 million in 10% debentures, which converted into shares of the Company’s common stock at a conversion rate of one share for each $0.20 converted on June 30, 2008.  The effect of this full conversion of the outstanding debentures was issuance of 12,500,000 shares.  In addition, the terms of the conversion offering included the continued payment of interest until the creation of a secondary trading market for the Company’s common stock.  The Company was listed on the Pink Sheets Electronic OTC Market system as of July 24, 2009 and the interest payments were terminated as of that date.  This resulted in an additional 347,907 shares issued to the debenture holders in 2009 for a total value of $139,163.

On September 5, 2008, the Company offered 25,000,000 shares of common stock to certain accredited investors pursuant to a Confidential Private Placement Memorandum.  The shares were offered at a purchase price of $0.40 per share.  A total of 250,000 shares were sold for cash at a total investment of $100,000 for the year ending December 31, 2009.  Offering costs were recognized and offset against the common stock account in the amount of $15,569 for 2009.

On April 6, 2010, the Company commenced a Confidential Private Placement offering to certain accredited investors for up to 12,500,000 shares of common stock at a purchase price of $0.40 per share.  On July 13, 2010, the Board of Directors amended the offering to include the issuance of a warrant to purchase one additional share of common stock for each share of common stock sold through the offering.  Each warrant will have an expiration of three years from the date of purchase and an exercise price of $0.40 per share.  As of December 31, 2010, a total subscription of $188,443 had been received and 471,108 shares have been issued.  Costs of the offering in the amount of $17,396 were offset against the common stock account through December 31, 2010.

Pacific Entertainment Corporation
Notes to Financial Statements
December 31, 2010 and 2009

In accordance with generally accepted accounting principles, stated interest rates on the related party notes were reviewed for compliance with Topic 835, Imputation of Interest, in the FASB Accounting Standards Codification to determine an appropriate rate of interest.  As a result, imputed interest was calculated for a market rate of 7% in 2009 resulting in Additional Paid in Capital contribution of $19,342.

During 2009 and 2010, option grant notices for up to 8,970,000 shares of common stock have been issued to employees and service providers of the Company pursuant to the 2008 Stock Option Plan, in accordance with the provisions of Topic 718, Compensation, of the Accounting Standards Codification, which requires companies to measure the cost of employee services received in exchange for equity instruments based on the grant date fair value of those awards and to recognize the compensation expense over the requisite service period during which the awards are expected to vest.  A total of $1,447,042 has been recognized as Additional Paid in Capital as the value of these options granted, which includes $117,610 and $518,534 for the years ending December 31, 2010 and 2009, respectively.   Additional details regarding the stock options granted is found in Note 9:  Stock Options.

On June 2, 2009, the Company, through Glendale Securities, Inc. of Sherman Oaks, California as broker-dealer, filed a Disclosure Statement with the Financial Investment Regulatory Agency (FINRA) pursuant to Rule 15c2-11 of the Securities and Exchange Act of 1934, as amended, to establish a secondary trading market on the Pink Sheets Electronic OTC Markets system.  Glendale Securities’ request for un-priced quotation on the Pink Sheets was cleared by FINRA on July 13, 2009 and trading began on July 24, 2009.  The trading symbol is PENT.

Note 6:  Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax liabilities consist of the following components as of December 31, 2010 and December 31, 2009:

Pacific Entertainment Corporation
Notes to Financial Statements
December 31, 2010 and 2009

	2010	2009

Deferred tax assets:
NOL Carryover	$1,137,838	$1,043,162
Accrued Expenses	120,842	95,652
Accrued Compensation	631,853	601,901
Depreciation	65,610	68,342
Charitable Contributions	2,406	2,016
Valuation allowance	(1,958,549)	(1,811,073)
Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal tax rate to pretax income from continuing operations for the years ended December 31, 2010 and December 31, 2009 due to the following:

	2010	2009

Book Loss	$(270,225)	$(721,847)
Charitable	390	-
Depreciation	(2,731)	(1,828)
Accrued Expenses	-	(19,110)
Meals & Entertainment	2,449	3,595
Accrued Compensation	28,989	152,404
Gain/Loss	-	998
Stock for Service	55,618	212,369
Interest	-	7,543
Related Party Interest	26,153	10,385
Valuation Allowance	159,357	355,491
	$-	$-

At December 31, 2010, the Company had net operating loss carry forwards of approximately $2,918,000 that may be offset against future taxable income from the year 2011 through 2031. No tax benefit has been reported in the December 31, 2010 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

Pacific Entertainment Corporation
Notes to Financial Statements
December 31, 2010 and 2009

The Company accounts for income taxes in accordance with Accounting Standards Codification Topic 740, Income Taxes (“Topic 740”), which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns.  A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized.

Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company’s financial statements.  Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position.  If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

At the adoption date of January 1, 2008, the Company had no unrecognized tax benefit which would affect the effective tax rate if recognized.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operation in the provision for income taxes.  As of December 31, 2009, the Company had no accrued interest or penalties related to uncertain tax positions.

The Company files income tax returns in the U.S. federal jurisdiction and in the state of California.  The Company is currently subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities since inception of the Company.

Note 7:  Lease Commitments

The Company has no capital leases subject to the Capital Lease guidelines in the FASB Accounting Standards Codification.  Rental expenses incurred for operating leases during 2010 and 2009 were $146,979 and $130,299.  The Company had two operating leases for office space.  The San Diego, California office is approximately 2,162 square feet and had a lease which expired in October, 2010.  The Company continues to occupy the space on a month to month basis.  The Del Mar, California office is approximately 1,415 square feet and has been subleased.  Both the lease and sublease on the Del Mar property expires July 31, 2011.  Future minimum lease payments on the Del Mar office are as follows:

2011

Minimum Rentals	$34,532
Less: Sublease Rentals	(24,338)
Total	$10,194

Pacific Entertainment Corporation
Notes to Financial Statements
December 31, 2010 and 2009

Note 8: Recent Accounting Pronouncements

In February 2010, the Financial Accounting Standards Board amended Topic 855, Subsequent Events, to require SEC filer companies to evaluate subsequent events through the date the financial statements are issued and to remove the requirements for an SEC filer to disclose a date in issued and revised financial statements for evaluation of subsequent events.  The requirement to evaluate subsequent events for an entity that is not otherwise an SEC filer remains the date that the financial statements are available to be issued and the date must be included within the disclosure.  The Company does not anticipate a change as a result of this amendment.

In April 2010, Codification Topic 740, Income Taxes, was amended to reconcile the timing differences the signing date might have on the accounting for the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010.  It was determined that the two Acts should be considered together for accounting purposes.  The Company does not anticipate an impact based on this amendment.

In December 2010, Business Combinations, Topic 805, was amended to require disclosure of pro forma information for business combinations that occurred during the current reporting period as if the acquisition date for all business combinations occurred at the beginning of the current annual reporting period. If the reporting entity is presenting comparative financial statements, pro forma information is required as if the business combination occurred at the beginning of the comparable prior annual reporting period.  The Company formed a joint venture in September 2010, however, no revenue or earnings have been recorded for the new venture and thus no change in the Company’s reporting has occurred.

In December 2010, Topic 350, Intangibles – Goodwill and Other, was amended to clarify when to perform Step 2 of the impairment test for Goodwill when reporting units have zero or negative carrying amounts.  The amendments modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists.  The Company does not anticipate any impact based on this amendment.

Note 9:  Stock Options

The Company has adopted the provisions of Topic 718, Compensation, of the Accounting Standards Codification, which requires companies to measure the cost of employee services received in exchange for equity instruments based on the grant date fair value of those awards and to recognize the compensation expense over the requisite service period during which the awards are expected to vest.

In January of 2008, the Company entered into employment agreements with four of its officers. Pursuant to these agreements, the Company committed to issue options to purchase up to 8 million shares of the Company’s common stock. The options vested over a two-year period.

Pacific Entertainment Corporation
Notes to Financial Statements
December 31, 2010 and 2009

On December 29, 2008, the Company adopted the Pacific Entertainment Corporation 2008 Stock  Option Plan (the “Plan”), which provides for the issuance of qualified and non-qualified stock options to officers, directors, employees and other qualified persons. The Plan is administered by the Board of Directors of the Company or a committee appointed by the Board of Directors. The number of shares of the Company’s common stock initially reserved for issuance under the Plan is 11 million.

On January 20, 2009 the Company granted the 8 million stock options to its four officers as required by the employment agreements mentioned above.  The options have a 5 year life, an exercise price of $0.44, which in accordance with the 2008 Stock Option Plan is 10% above the current Fair Market value on the grant date, and became fully vested at December 31, 2009.

The Company used the Black-Scholes valuation model to estimate the grant date fair value of its stock options and warrants. The model requires various judgmental assumptions including estimated stock price volatility, forfeiture rates and expected life.

The Company’s calculations of the fair market value of each stock-based award that were granted, on January 20, 2009, used the following assumptions:

Risk-free interest rate	1.48%
Expected life in years	5
Dividend yield	0
Expected volatility	48.43%

Using the above assumptions the Company calculated the fair market value of the 8,000,000 options on January 20, 2009 to be $0.16 per option, or $1,297,437 for all of the options granted.  As the Company had the obligation to grant these stock options at the beginning of 2008 and the options were to vest partially during 2008 the Company accrued Stock Compensation Expense of $810,898 and recorded a liability to the four officers in the same amount as of December 31, 2008.  The remaining $486,539 of stock compensation expense was expensed in 2009.

On December 31, 2009 the Company issued Stock Option Grant notices to seven employees and service providers under the 2008 Stock Option Plan, as amended.  Options to purchase 130,000 shares of common stock at an exercise price of $0.55 per share were granted with a 5 year life, fully vesting on December 31, 2009.  The exercise price was determined using an average of the closing price of the five days immediately preceding the Date of Grant.

The Company’s calculations of the fair market value of each stock-based award that were granted, on December 31, 2009, used the following assumptions:

Risk-free interest rate	1.48%
Expected life in years	5
Dividend yield	0
Expected volatility	58.56%

Pacific Entertainment Corporation
Notes to Financial Statements
December 31, 2010 and 2009

Using the above assumptions the Company calculated the fair market value of the 130,000 options on December 31, 2009 to be $0.24 per option, or $31,319 for all of the options granted.  The full value of the options was expensed in 2009.

On June 21, 2010, the Company issued a Stock Option Grant notice to James Sommers, pursuant to a an agreement for consulting services rendered, under the 2008 Stock Option Plan, as amended.  Options to purchase 250,000 shares of common stock at an exercise price of $0.50 per share were granted with a 3 year life, fully vesting on the date of grant.  The exercise price was determined using an average of the closing price of the five days immediately preceding the Date of Grant.  The Company’s calculation of the fair market value of the stock-based award was $0.26 per option, or $63,894.  The full value of the options was expensed in 2010.

On October 3, 2010 the Company issued a Stock Option Grant notice to Anthony Dates, Vice President of Sales, pursuant to a an agreement for a salary reduction effective on that date, under the 2008 Stock Option Plan, as amended.  Options to purchase 25,000 shares of common stock at an exercise price of $0.50 per share were granted with a 5 year life, fully vesting on December 31, 2010.  The exercise price was determined using an average of the closing price of the five days immediately preceding the Date of Grant.  The Company’s calculation of the fair market value of the stock-based award was $0.32 per option, or $16,046.  The full value of the options was expensed in 2010.

On December 31, 2010 the Company issued Stock Option Grant notices to ten employees and service providers under the 2008 Stock Option Plan, as amended.  Options to purchase 100,000 shares of common stock at an exercise price of $0.336 per share were granted with a 5 year life, fully vesting on December 31, 2010.  The exercise price was determined using an average of the closing price of the five days immediately preceding the Date of Grant.  The Company’s calculation of the fair market value of the stock-based award that was granted was $0.15 per option, or $15,068 for all of the options granted.  The full value of the options was expensed in 2010.

On December 31, 2010, the Company issued a Stock Option Grant notice to Jeanene Morgan in conjunction with her appointment as Chief Accounting and Operating Officer under the 2008 Stock Option Plan, as amended.  Options to purchase 450,000 shares of common stock at an exercise price of $0.336 per share were granted with a vesting schedule of 150,000 shares on December 31, 2010 and 100,000 vesting each year thereafter on Decembers 31, 2011, 2012 and 2013.  The options have a 5 year life from the date of vesting.  The exercise price was determined using an average of the closing price of the five days immediately preceding the Date of Grant.  The Company’s calculation of the fair market value of the stock-based award that was granted was $0.15 per option, or $67,806 for all of the options granted.  Expense was recorded in 2010 for 150,000 vested options in the amount of $22,602, with the remaining $45,204 to be amortized on a straight line basis over the remaining three years of the vesting schedule.

Pacific Entertainment Corporation
Notes to Financial Statements
December 31, 2010 and 2009

The Company used the Black-Scholes valuation model to estimate the grant date fair value of the options granted in 2010.  The Company used the following assumptions for the 2010 valuations:

Risk-free interest rate	1.21% – 2.01%
Expected life in years	3-5
Dividend yield	0
Expected volatility	68.54% - 80.23%

The following schedule summarizes the changes in the Company’s stock option plan:

			Weighted		Weighted
	Options Outstanding		Average		Average
	Number	Exercise	Remaining	Aggregate	Exercise
	of	Price	Contractual	Intrinsic	Price
	Shares	per Share	Life	Value	per Share

Balance at December 31, 2008	-	-	-	-	-
Options Granted	8,130,000	$0.44-0.55	5.00 years	-	$0.44
Options Exercised	-	-	-	-	-
Options Expired	-	-	-	-	-
Balance at December 31, 2009	8,130,000	$0.44-0.55	4.07 years	-	$0.44
Options Granted	840,000	$0.34-0.50	4.97 years	-	$0.39
Options Exercised	-	-	-	-	-
Options Expired	-	-	-	-	-
Balance at December 31, 2010	8,970,000	$0.34-0.55	3.25 years	-	$0.44

Exercisable December 31, 2010	8,670,000	$0.34-0.55	3.12 years	-	$0.44

Note 10:  Warrants

In connection with the sale of shares of its common stock in 2010 the Company issued warrants to purchase a total of 471,108 shares of its common stock at $0.40 per share exercisable for a three-year period.

The following schedule summarizes the changes in the Company’s warrants during 2010:

Pacific Entertainment Corporation
Notes to Financial Statements
December 31, 2010 and 2009

	Number of Warrants	Exercise Price per Share	Weighted Average Exercise Price per Share

Balance at December 31, 2009	-	-	-
Warrants Granted	471,108	$0.40	$0.40
Warrants Exercised	-	-	-
Warrants Expired	-	-	-
Balance at December 31, 2010	471,108	$0.40	$0.40

Exercisable December 31, 2010	471,108	$0.40	$0.40

The following schedule summarizes the outstanding warrants at December 31, 2010:

Number of Warrants Outstanding at December 31, 2010	Number of Warrants Exercisable at December 31, 2010	Expiration Date	Exercise Price

471,108	471,108	2013	$0.40

Note 11:  Employment Agreements

On January 1, 2008, the Company entered into Employment Agreements with four of the Officers of the Company for a term of five years, expiring on December 31, 2012.  The agreements specify increasing annual salary amounts, car allowances, participation in benefit plans, vacations, and stock option plans, and severance benefits.

Authorized salaries for each officer for the fiscal year ended December 31, 2009 were $195,000.  On April 1, 2009, each of the four officers agreed to a salary reduction to $125,000, resulting in a prorated total salary calculation of $142,500 for the year.  As of September 30, 2010, this balance was converted to subordinated, long term debt.

Authorized salaries for each officer for the fiscal year ended December 31, 2010 were $210,000.  On April 1, 2009, each of the four officers agreed to a salary reduction to $125,000.  On February 11, 2011 each of the four officers agreed to a retroactive salary reduction for 2010 to $80,000 inclusive of the car allowance.  As of September 30, 2010, this balance was converted to subordinated, long term debt.

Pursuant to a February 2011 amendment to the employment agreements, salaries for 2011 were set at $125,000 exclusive of the car allowance of $11,400, and, upon notice from the employee, may be increased to $165,000 for 2012.  The following is a schedule by year of the future minimum salary payments related to these employment agreements:

Pacific Entertainment Corporation
Notes to Financial Statements
December 31, 2010 and 2009

2011	500,000
2012	660,000
Total	$1,160,000

Note 12:  Creation of Limited Liability Company

On September 20, 2010, the Company entered into a joint venture agreement between the Company and Dr. Shulamit Ritblatt to form Circle of Education, LLC (COE), a California limited liability company, for the purpose of creation and distribution of a curriculum to promote school readiness for children ages 0-5 years.  The Company obtained an initial voting and economic interest of seventy-five percent of the outstanding units of the newly formed company in exchange for the contribution of all intellectual property rights the Company had in the Circle of Education program.  As of the issuance date of these financial statements, both parties have made their intellectual property contributions to COE and a Long Term Investment in Circle of Education was recognized by the Company in the amount of $53,008, which represents the expenditure for development of the product through December 31, 2010.  Circle of Education, LLC was formed on September 24, 2010.  As of the issuance of these financial statements, it has not yet begun sales operations and no income or expenses are included in the financial statements of the Company.

Note 13:  Subsequent Events

The Company evaluated subsequent events through March 11, 2011.

On January 12, 2011, the Company announced it had signed an agreement with Jakks Pacific’s Tollytots® division for a new toy line.  As a result of the world-wide, five-year agreement, which expires on December 31, 2016, Tollytots® will immediately begin development on a comprehensive line of musical and early learning toys, based on the Baby Genius brand and characters. The new toy line will cover a broad range of exclusive categories including learning and developmental toys, most plush toys, and musical toys, as well as several other non-exclusive categories.  The contract is subject to certain minimum net sales revenue.

On February 9, 2011, payments of certain of the related party notes payable were made in the aggregate of $56,000 against the principal outstanding.